Exhibit 10.2

SECURITIES PURCHASE
AGREEMENT

Almost Family, Inc.

National Health Industries, Inc.

Cambridge Home Health Care Holdings, Inc.

Evolve Capital, Ltd.

AND

Equityholders of

Cambridge Home Health Care Holdings, Inc.

Dated August 2, 2011

Table of Contents

Article 1 Certain Definitions		1

Article 2 Purchase and Sale		8
2.1.	Purchase and Sale	8
2.2.	Purchase Price	8
2.3.	Escrow	9
2.4.	Treatment of Company Options	11

Article 3 The Closing		11
3.1.	The Closing	11
3.2.	Stockholder Representative	13

Article 4 Representations and Warranties of Equityholders		14
4.1.	Authority as to Execution; No Violation; Organization	15
4.2.	Licenses	16
4.3.	Environmental Standards	16
4.4.	Taxes	16
4.5.	Title; Real Property	18
4.6.	Intellectual Property	19
4.7.	Insurance	20
4.8.	Data Privacy	21
4.9.	Worker’s Compensation	21
4.10.	Contracts and Commitments	21
4.11.	No Violation of Law	23
4.12.	Litigation	23
4.13.	Labor	24
4.14.	Employees	24
4.15.	Employee Benefits	24
4.16.	Consents	26
4.17.	Commissions	26
4.18.	Financial Statements	26
4.19.	Absence of Changes	27
4.20.	Internal Control	29
4.21.	Capitalization; Title	29
4.22.	Accounts Receivable	30
4.23.	Certain Business Relationships with Affiliates	30
4.24.	Third Party Reimbursements	31
4.25.	Health Care Licenses	31
4.26.	No Agency Action or Enforcement	32
4.27.	HIPAA Compliance	34
4.28	Billing Practices	34
4.29.	Regulatory Compliance	35

i

4.30.	Powers of Attorney	37
4.31.	Guarantees	37

Article 5 Representations and Warranties of Buying Parties		37
5.1.	Authority as to Execution	37
5.2.	Organization and Entity Authority	37
5.3.	No Violation of Law	37
5.4.	Commissions	38
5.5.	Consents	38
5.6.	Litigation	38

Article 6 Covenants of Company and Equityholders		38
6.1.	Resignations	39
6.2.	Conduct of Business	39
6.3.	Notice	40
6.4.	Collection Practices	40
6.5.	Cooperation	40
6.6.	No-Shop Clause	40
6.7.	Notification	41
6.8.	Restrictive Covenants	41
6.9.	Key Employees	41
6.10.	Confidential Information	42
6.11.	Attorney’s Fees	42
6.12.	Construction	42
6.13.	General Release	43
6.14.	Distribution of Cash	43

Article 7 Covenants of Buying Parties		43
7.1.	Cooperation	43

Article 8 Regulatory and Other Matters		43
8.1.	Approval of Transfer	43
8.2.	Medicare Change of Ownership Filings	44
8.3.	Access to Personnel and Records	44
8.4.	Confidentiality and Announcements	44
8.5.	Further Assurances	44
8.6.	Tax Matters	44
8.7.	Form 8-K Filings	47

Article 9 Conditions Precedent to Buying Parties’ Obligations		48
9.1.	Representations and Warranties True at Closing	48
9.2.	Compliance with Agreement	48
9.3.	Adverse Proceedings	48
9.4.	Approvals	48
9.5.	Medicare Change in Control	48
9.6.	Opinion of Counsel	48
9.7.	Audited Financial Statements	48

9.8.	Payment of Accounts Payable	49
9.9.	Resignations and Releases	49
9.10.	Release of Liens and Guarantees	49
9.11.	No Company Group Material Adverse Effect	49
9.12.	Employment Arrangements	49
9.13.	Release of Severance and Change-in-Control Arrangements	49
9.14.	Acquisition of all Company Equity	49
9.15.	Payoff of all Company Indebtedness	49
9.16.	Termination of Management Agreement	49
9.17.	FIRPTA	50
9.18.	Release by Holders of Company Options	50

Article 10 Conditions Precedent to Equityholders’ Obligations	50
10.1.	Representations and Warranties True at Closing	50
10.2.	Compliance with Agreement	50
10.3.	Adverse Proceedings	50
10.4.	Medicare Change in Control	50

Article 11 Termination of Agreement	50
11.1.	Termination	50

Article 12 Indemnification	51
12.1.	Survival of Representations and Warranties	51
12.2.	Indemnification of AFAM Indemnified Persons	51
12.3.	Indemnification of Equityholders	52
12.4.	Exclusive Remedy; Release and Waiver of Right to Indemnification	53
12.5.	Procedure for Indemnification	53
12.6.	Limitations on Indemnification Obligations	54
12.7.	Treatment of Indemnity Payments	57

Article 13 Other Provisions	57
13.1.	Entire Agreement; Amendment	57
13.2.	Binding Effect; Assignment	57
13.3.	Separate Counterparts	57
13.4.	Transaction Costs	58
13.5.	Notices	58
13.6.	Captions	59
13.7.	Gender	59
13.8.	Governing Law; Joint Preparation	59
13.9.	Severability	59
13.10.	Specific Performance	59
13.11.	Rules of Construction	59
13.12.	Waiver of Jury Trial	60
Exhibits
A.	Escrow Agreement	63
B.	Legal Opinion - Cambridge	74

SECURITIES PURCHASE AGREEMENT

This is a Securities Purchase Agreement (“Agreement”) dated as of August 2, 2011 (the “Agreement”), among (i) Almost Family, Inc. (“Parent”), a Delaware corporation, (ii) National Health Industries, Inc. (“Purchaser”), a Kentucky corporation, (iii) Cambridge Home Health Care Holdings, Inc. ( “Company”), a Delaware corporation, (iv) Evolve Capital, Ltd., a Texas limited partnership, as Stockholder Representative, and (v) those Persons holding Company Common Stock and Company Warrants listed on the signature pages to this Agreement (each, an “Equityholder,” and collectively, “Equityholders”).

Recitals

A.                                   Company is the parent holding company of Cambridge Home Health Care, Inc./Private and Cambridge Home Health Care, Inc. (collectively, the “Subsidiaries,” and together with Company, “Company Group”).

B.                                     Company Group is engaged in providing nursing, therapy and supportive care services in the home health care services industry primarily to elderly patients throughout Ohio and in parts of Pennsylvania (the “Business”).

C.                                     Parent holds 100% of the issued and outstanding equity of Purchaser.

D.                                    Equityholders own 100% of the issued and outstanding Company Common Stock and Company Warrants (together, “Company Equity”).

E.                                      Purchaser desires to purchase all of the Company Equity, and Equityholders desire to sell their Company Equity to Purchaser, each on the terms and conditions set forth in this Agreement.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

Article 1
Certain Definitions

Unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth in this Article 1.  References to Articles, paragraphs and Schedules refer to Articles and paragraphs of, and Schedules to, this Agreement.

“Accounts Payable Obligations” means Equityholders indemnification obligation under paragraph 12.2(a)(iv).

“Acquisition Proposal” means any proposal or offer for (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving any Company Group member, (ii) a sale, lease exchange, mortgage, pledge, transfer or other acquisition of the assets of any Company Group member, taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition of securities representing 10% or more of the voting power of any Company

Group member; provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated by this Agreement.

“Adverse Claim” means “adverse claim” as such term is used in Section 8-105 of the Uniform Commercial Code, or comparable provision in applicable state law.

“AFAM Indemnified Persons” — defined in paragraph 12.2(a).

“Agreement” — defined in the preamble above.

“Business” — defined in Recital B.

“Business Day” means any day other than Saturday, Sunday and any other days on which banks in Louisville, Kentucky are required or authorized to close.

“Buying Parties” means Parent and Purchaser.

“Claimant” — defined in paragraph 12.5(c).

“Closing Date” — defined in paragraph 3.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means Company’s common stock, $.01 par value.

“Company Equity” — defined in Recital D.

“Company Group” means Company and the Subsidiaries.  Notwithstanding the foregoing, as the context requires, Company Group shall refer to each individual members of Company Group.   References to “members of Company Group” or “Company Group members” refers to each of Company and the Subsidiaries.

“Company Group Contracts” — defined in paragraph 4.10(a).

“Company Group Material Adverse Effect” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of Company Group, taken as a whole, or to the ability of Equityholders or Company Group to consummate timely the transactions contemplated by this Agreement, including without limitation, any material adverse changes to the Medicaid/Waiver home health programs in the States of Ohio or Pennsylvania occurring between the date of this Agreement and the Closing Date except for any materially adverse change that is caused by or arises from one or more of (A) changes to economic, political or business conditions affecting the financial markets generally, (B) the announcement or pendency of this Agreement and the transactions contemplated hereby, compliance with the terms hereof or the disclosure of the fact that Parent is the prospective owner of the Company, including any litigation arising from any of the foregoing, (C) the existence or occurrence of war, acts of war, terrorism or similar hostilities, or (D) changes in Legal Requirements of general applicability or interpretations thereof by courts of Governmental Authorities.

“Company Group Plan” means any material Employee Benefit Plan maintained, or contributed to, by Company Group, or any ERISA Affiliate.

“Company Indemnified Person” — defined in paragraph 12.3.

“Company’s Knowledge” and similar references to what Company has knowledge of or knows means the actual knowledge of (i) Nancy Diller Shively, after reasonable inquiry or (ii) Todd Morgan, after reasonable inquiry.

“Company Options” means the options to acquire Company Common Stock issued pursuant to the Cambridge Home Health Care Holdings, Inc. Long Term Incentive Plan.

“Company Warrants” means (i) the warrant issued on March 5, 2004 pursuant to an Investment Agreement with Harbinger Mezzanine Partners, L.P. and (ii) the warrants issued on March 5, 2004 in connection with the issuance of Company’s Junior Subordinated Notes.

“Counterparty” — defined in paragraph 12.5(c).

“Data Laws” means Legal Requirements applicable to data privacy, data security and/or personal information.

“Debt” means indebtedness for money borrowed, and specifically excludes trade payables and equipment leases incurred in the ordinary course of business.

“Distribution Obligations” means any accrued and unpaid obligation of Company Group to make any distributions, dividends or other payment to holders of Company Common Stock or Company Warrants with respect to such Company Common Stock or Company Warrants.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities laws and regulations).

“Environmental Laws” — defined in paragraph 4.3(a).

“Equityholders” means the holders of Company Common Stock and Company Warrants.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in IRC §414(b)), (2) a group of trades or businesses under common control (as defined in IRC § 414(c)), or (3) an affiliated service group (as defined under IRC § 414(m) or the regulations under IRC § 414(o)), any of which includes or included Company Group.

“Escrow Amount” — defined in paragraph 2.3(b).

“Escrow Agent” — defined in paragraph 2.3(a).

“Escrow Agreement” defined in paragraph 3.1(b)(v).

“Financial Statements” — defined in paragraph 4.18(a).

“Former Employee” means an individual who was employed by any Company Group member during the 36 month period preceding the Closing Date.

“Fraud and Abuse Laws” — defined in paragraph 4.29(d).

“GAAP” — defined in paragraph 4.18.

“General Escrow Period” means the twenty-four (24) month period commencing on the Closing Date.

“Governmental Authority” means any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Government Programs” — defined in paragraph 4.24.

“Hazardous Substances” — defined in paragraph 4.3(a).

“Health Care Licenses” means all licenses, permits, accreditations, certificates of need, provider numbers, provider agreements, approvals, qualifications, certifications, and other authorizations or Governmental Approvals granted by any health care regulatory agency, or other Governmental Authority relating to or affecting the Business, the ownership, operation, maintenance, management, use, regulation, development or expansion of the Business, the provision of health care services thereby, or the reimbursement of health care costs relating thereto.

“Indemnification Deductible” — defined in paragraph 12.6(b).

“Insurance Policies” — defined in paragraph 4.7(a).

“Intellectual Property” means inventions, patents, patent applications, trademarks, service marks, logos, trade names, Internet domain names, Internet websites, Trade Secrets, rights in telephone numbers, all copyrightable works, all copyrights, all mask works and applications and registrations in connection therewith, all trade secrets and confidential business information, know-how and all computer software (including off-the-shelf software and firmware and other software embedded in hardware devices), software code (including source code and executable or object code), subroutines, interfaces, including APIs and algorithms.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Key Employees” — defined in paragraph 6.9(a).

“Legal Proceeding” means any action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority or before any arbitrator.

“Legal Requirement” means at any time (i) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction or other requirement of any Governmental Authority in effect at that time or (ii) any written obligation included in any Permit issued by any Governmental Authority.

“Licenses” — defined in paragraph 4.2.

“Liens” means mortgages, liens, security interests, pledges, easements or Encumbrances of any kind and, in the case of Company Shares, any Adverse Claim.

“Line of Credit” means Company Group’s revolving line of credit with Key Bank National Association.

“List of Excluded Individuals/Entities” means the database maintained by the DHHS Office of Inspector General relating to parties excluded from participation in Medicare, Medicaid and all other Federal health care programs.

“Losses” — defined in paragraph 12.2(a).

“Multiemployer Plan” — defined in paragraph 4.15(e).

“Notice of Program Reimbursement” means a notice from a fiscal intermediary or other Governmental Authority demanding a repayment or reimbursement of Medicare or other payments.

“Permits” means all licenses, certificates of occupancy and other permits, consents and approvals required by any Governmental Authority to lawfully operate the Business (including any pending applications for such licenses, certificates, certificates of need, permits, consents or approvals).

“Permitted Encumbrances” means (i) all statutory or other liens for Taxes or assessments that are not yet due, (ii) all workmen’s and repairmen’s liens and other similar liens imposed by Legal Requirements incurred in the ordinary course of business for sums not yet due, if, in each case, adequate reserves are being maintained on the Financial Statements in accordance with GAAP, (iii) all liens arising in favor of the United States government as a result of any progress payment clause contained in any contract with a Governmental Authority, (iv) other encumbrances to the extent fully reflected in the Financial Statements, and (v) other encumbrances that do not materially detract from the value of, materially interfere with, or otherwise materially affect, the present use and enjoyment of the asset or property subject thereto or affected thereby.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Tax Period” — defined in paragraph 8.6(b).

“Pre-Closing Tax Returns” — defined in paragraph 8.6(d).

“Press Release” — defined in paragraph 8.7.

“Private Programs” — defined in paragraph 4.24.

“Proceeding” means an action, complaint, petition, suit, proceeding or arbitration, civil, criminal, regulatory or otherwise, at law or in equity.

“Programs” — defined in paragraph 4.25(c).

“Pro Rata Share” means the percentage opposite each Equityholder’s name as set forth on Schedule 1.1 attached hereto.

“Purchase Price” — defined in paragraph 2.2(a).

“Purchaser” — defined in the preamble above.

“Real Property Leases” — defined in paragraph 4.5(b).

“Reimbursement Obligations” means Equityholders’ indemnification obligations under (i) paragraph 12.2(a)(i) with respect to a breach of the representation in paragraph 4.28 and (ii) paragraphs 12.2(b)(ii) and 12.2(b)(iii).

“Releasees” — defined in paragraph 6.13.

“Releasors” — defined in paragraph 6.13.

“Schedules” means the schedules delivered pursuant to this Agreement.

“Shareholder Agreement” means the Shareholder Agreement dated March 5, 2004 among Company and certain Equityholders.

“Stockholder Representative” means Evolve Capital, Ltd., a Texas limited partnership.

“Straddle Period” — defined in paragraph 8.6(c).

“Straddle Period Tax Returns” — defined in paragraph 8.6(e).

“Subsidiaries” — defined in Recital A.

“Tax Contest” — defined in paragraph 8.6(d).

“Taxes” (including with correlative meaning “Tax” and “Taxable”) means (x) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any federal, state or local Governmental Authority, (y) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof, and (z) any items described in this paragraph that are attributable to another Person but that Company Group is liable to pay by law, by contract, or otherwise (including, without limitation, any items described in this paragraph arising as a result of (i) being (or having been) a member of an affiliated, consolidated, combined or unitary group or being (or having been) included or required to be included in any Tax Return related thereto pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, or (ii) being a transferee or successor, by contract or pursuant to any law, rule, or regulation, of any other Person).

“Tax Obligations” means (i) Equityholders’ indemnification obligations under paragraph 8.6(b), and (ii) paragraph 12.2(a)(i), with respect to a breach of the representations and warranty in paragraph 4.4.

“Tax Returns” means any and all reports, returns, declarations, statements, forms, or other information required to be supplied to a Governmental Authority or to any individual or entity in connection with Taxes and any associated schedules, attachments, work papers or other information provided in connection with such items, including any amendments, thereof.

“Tax Sharing Agreement” means any written or unwritten agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits that may exist as of the Closing Date among or between Company Group and/or Equityholders.

“TCP” — defined in paragraph 9.16.

“Territory” — defined in paragraph 6.8(a).

“Third Party Payor” includes any entity charged with paying claims or reimbursing the Business for health care services provided to Government Program or Private Program patients including but not limited to Government Program fiscal intermediaries and carriers or DMERCs and Private Program health insurance administrators or third party administrators.

“Trade Secrets” — defined in paragraph 6.10.

“Transaction Form 8-K” — defined in paragraph 8.7.

“Workers’ Compensation Obligations” — means Equityholders’ indemnification obligations under paragraph 12.2(a)(i) with respect to a breach of the representation in paragraph 4.9.

Article 2
Purchase and Sale

2.1.                            Purchase and Sale.  Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall purchase the Company Equity (excluding Company Options) from Equityholders, and Equityholders shall sell the Company Equity (excluding Company Options) to Purchaser, free and clear of all Liens and Encumbrances, for an aggregate amount equal to the Purchase Price.

2.2.                            Purchase Price.

(a)                                  The aggregate consideration (the “Purchase Price”) payable for the Company Equity to Stockholder Representative (for distribution among Equityholders) shall be $32,500,000.

(b)                                 Purchaser shall cause Company Group to pay to Stockholder Representative for the benefit of the Equityholders an amount, which shall be considered additional Purchase Price, equal to the accounts receivable of Company Group that would have been paid to Company Group in the ordinary course prior to the Closing Date but for the State of Ohio Information System Conversion (the “Additional Payment”); provided, however, that (i) the Additional Payment shall be subject to offset by the aggregate amount of any Accounts Payable Obligations, and to the extent of such offset, and (ii) Company Group actually receives payment of such accounts receivable, Equityholders will not have an indemnification obligation with respect to such Accounts Payable Obligations.  Subject to the preceding qualifications, the Additional Payment shall be due and payable within 10 days following receipt of such accounts receivable by Company Group, and concurrent therewith, Purchaser shall deliver to Stockholder Representative a statement reflecting the payments received with respect to the outstanding receivables.  Stockholder Representative shall have access to Company Group’s books and records to verify the amounts in the statement.

(c)                                  At the Closing, the Purchase Price (as reduced pursuant to paragraph 2.4(a)) shall be paid as follows:

(i)                                     Subject to paragraph 2.2(d) below, the Line of Credit and any other Company Group Debt will be paid and satisfied in full out of the Purchase Price by Purchaser on behalf of Company Group;

(ii)                                  The Escrow Amount shall be paid to the Escrow Agent pursuant to paragraph 2.3;

(iii)                               Any Company Group Distribution Obligations, broker fees, severance pay, transaction bonuses payable in connection with the transactions contemplated by this Agreement, transaction expenses (including legal and accounting expenses) or the like resulting from the transactions contemplated hereby (as listed on Schedule 2.2(e)(iii)) will be paid out of the Purchase Price;

(iv)                              The balance of the Purchase Price will be paid to Stockholder Representative for distribution among Equityholders in accordance with their respective Pro Rata Shares.  Equityholders acknowledge and agree that Buying Parties are not responsible or liable for Stockholder Representative’s allocation or distribution of the Purchase Price among Equityholders.  Buying Parties’ sole obligation is to deposit the Purchase Price in an account designated by Stockholder Representative;

(v)                                 To the extent not otherwise paid as agreed upon prior to Closing pursuant to paragraph 2.4(a), any amounts due to holders of Company Group options will be paid out of the Purchase Price; and

(d)                                 To the extent that Company Group has Debt that would otherwise be required to be paid out of the Purchase Price pursuant to paragraph 2.2(e)(i), Company Group will use any available cash to satisfy such Debt prior to Closing with the balance of such cash, if any, to be distributed out of Company Group prior to Closing.

(e)                                  Company Group represents and warrants that Schedule 2.2(e)(iii) is a true and correct list of all Company Group Distribution Obligations, broker fees, severance pay, transaction bonuses payable in connection with the transactions contemplated by this Agreement, transaction expenses (including legal and accounting expenses) and the like resulting from the transactions contemplated hereby.  Company Group shall cause Schedule 2.2(e)(iii) to be updated at least one Business Day prior to Closing to include all fees and expenses for such items through such date, and such updated schedule shall include the estimated transaction expenses, including legal expenses of Company Group’s law firm for services through Closing.

2.3.                            Escrow.

(a)                                  At the Closing, Stockholder Representative and Buying Parties shall enter into the Escrow Agreement with Fifth Third Bank (the “Escrow Agent”), and Purchaser shall pay the Escrow Amount to the Escrow Agent to be held by the Escrow Agent and disbursed pursuant to and in accordance with the provisions of this Agreement and the Escrow Agreement.  The fees and expenses of the Escrow Agent shall be paid in equal shares by Purchaser and Equityholders (out of the Escrow Amount).

(b)                                 The “Escrow Amount” shall initially be $3,500,000 and shall mean the the funds held in escrow pursuant to the Escrow Agreement.

(c)                                  The Escrow Amount shall be distributed to Stockholder Representative (or its successors and assigns) as follows:

(i)                                   $1,000,000, and any interest accrued thereon shall be paid to Stockholder Representative (or its successors and assigns) for the benefit of Equityholders on the first anniversary of the Closing Date, net of (A) the aggregate amount of any indemnification claims paid to AFAM Indemnified Persons pursuant to this Agreement and the Escrow Agreement through such first anniversary of the Closing Date, (B) the reasonable and good faith estimates by Purchaser of Losses of AFAM Indemnified Persons pursuant to any then pending indemnification claims by the AFAM Indemnified Persons in accordance with Article 12 pursuant to which Purchaser has properly submitted a notice of a claim under the Escrow Agreement, or (C) the accrued and unpaid amount of any indemnification obligation under Article 12 that AFAM Indemnified Persons are then seeking to collect payment with respect to directly from Equityholders as provided in paragraphs12.6(b)(i) or 12.6(b)(ii); and

(ii)                                  the balance of the Escrow Amount shall be distributed to Stockholder Representative (or its successors and assigns) for the benefit of Equityholders on the third anniversary of the Closing Date net of (A) the aggregate amount of any indemnification claims paid to AFAM Indemnified Persons pursuant to this Agreement and the Escrow Agreement through such third anniversary of the Closing Date, (B) the reasonable and good faith estimates by Purchaser of Losses of the AFAM Indemnified Persons pursuant to any then pending indemnification claims brought by the AFAM Indemnified Persons pursuant to any then pending indemnification claims by the AFAM Indemnified Persons in accordance with Article 12 pursuant to which Purchaser has property submitted a notice of a claim under the Escrow Agreement, and (C) the accrued and unpaid amount of any indemnification obligation under Article 12 that AFAM Indemnified Persons are then seeking to collect payment with respect to directly from Equityholders as provided in paragraphs12.6(b)(i) or 12.6(b)(ii), which withheld amounts shall be distributed to Stockholder Representative (or its successors and assigns) for the benefit of Equityholders or Purchaser, as applicable, when the indemnification claims are finally resolved or, as applicable, payment is received from Equityholders.

(d)                                 If AFAM Indemnified Persons elect to initially seek payment of an Equityholder indemnification obligation arising under Article 12 or paragraph 8.6 directly from Equityholders rather than from the Escrow Amount (to the extent permitted under Article 12), then AFAM Indemnified Persons will have the right, upon written demand to the Stockholder Representative and Escrow Agent, to be paid out of the Escrow Amount such amount of the applicable indemnification obligation not collected from Equityholders, and AFAM Indemnified Persons may at their sole discretion elect at any time to demand such payment from the Escrow Amount in lieu of continuing their collection efforts with respect to the Equityholders.

2.4.                            Treatment of Company Options.

(a)                                  Company Group represents and warrants that (i) Schedule 2.4(a) is a true and correct list of the holders of each Company Option and the amounts payable to such holder in order to pay and satisfy in full any and all amount due to such holder with the respect to the cancellation of such Company Option, less any Taxes required to be withheld by Company Group, and (ii) upon payment of the amount set forth in Schedule 2.4(a), each Company Option shall be deemed to be cancelled and such holder will have no further rights with respect to such Company Option, any Company Common Stock, or otherwise pursuant to any agreement relating to such Company Option.   Immediately prior to the Closing, Company shall pay the amounts set forth on Schedule 2.4(a) to the holders of Company Options in cancellation thereof.  The parties agree that the amounts paid with respect to the Company Options pursuant to this paragraph 2.4(a) shall be deemed paid or accrued by the Company immediately prior to Closing for Federal income tax purposes.

(b)                                 At or prior to the Effective Time, Company, Company’s Board of Directors and the Board’s compensation committee, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of this paragraph 2.4.

(c)                                  Notwithstanding anything to the contrary, no Company Option will be deemed to have been converted into Company Common Stock.

Article 3
The Closing

3.1.                            The Closing.

(a)                                  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Frost Brown Todd LLC in Louisville, Kentucky commencing at 10:00 a.m. local time on August 5, 2011 (the “Closing Date”) provided all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby have been satisfied or waived (excluding the delivery at the Closing of any of the documents set forth in Articles 9 or 10), or such other date as may be mutually agreeable to the parties.  The Closing shall be effective at 12:01 a.m. Eastern Daylight Time on the Closing Date.  All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b)                                 At the Closing:

(i)                                     Purchaser shall deliver the Purchase Price as contemplated in paragraph 2.2(e) by wire transfer of immediately available funds;

(ii)                                  Stockholder Representative shall deliver to Purchaser the various certificates, instruments and documents referred to in this Agreement;

(iii)                               Purchaser shall deliver to Stockholder Representative the various certificates, instruments and documents referred to in this Agreement;

(iv)                              Stockholder Representative shall deliver the resignations of each individual serving as a director or officer of Company and each Subsidiary, effective as of the Closing;

(v)                                 Purchaser, Stockholder Representative, Company and the Escrow Agent shall execute and deliver the escrow agreement in the form of Exhibit A hereto (the “Escrow Agreement”);

(vi)                              Stockholder Representative shall deliver or cause to be delivered to Purchaser certificates representing all of the Company Common Stock and Company Warrants, or if such stock certificates or warrants are not then available, affidavits of loss in lieu thereof, which certificates or affidavits shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, with such other documents as may be reasonably requested by Purchaser to effect a valid transfer of such Company Common Stock and Company Warrants by Equityholders to Purchaser;

(vii)                           Stockholder Representative shall deliver to Purchaser satisfactory evidence that all Company Options and related incentive plans have been terminated and that all rights under any agreements between Company Group and holders of Company Options have been terminated and released, effective as of the Closing;

(viii)                        Stockholder Representative shall deliver to Purchaser copies of director and stockholder actions approving this Agreement and the transactions otherwise contemplated by this Agreement, all in a form reasonably satisfactory to Purchaser;

(ix)                                Purchaser shall deliver to Stockholder Representative copies of resolutions of the board of directors of Purchaser and Purchaser approving the purchase of the Company Equity, this Agreement and the transactions otherwise contemplated by this Agreement, all in a form reasonably satisfactory to Stockholder Representative;

(x)                                   Company Group shall deliver to Purchaser evidence satisfactory to Purchaser of the release of any Company Group member’s guarantees;

(xi)                                Company Group shall deliver to Purchaser a certificate of good standing with respect to each Company Group member issued by the applicable Secretary of State, dated as of a date that is not more than 10 Business Days prior to the Closing Date;

(xii)                             Company Group shall deliver to Purchaser payoff letters for each instrument of Debt from the obliges thereunder setting forth the amounts necessary to pay off all Debt under such instrument as of the Closing Date with the per diem interest amount with respect thereto in form and substance reasonably satisfactory to Purchaser, and evidence reasonably satisfactory to Purchaser of the release of all Encumbrances held against Company Group’s properties with respect to such Debt;

(xiii)                          Company Group shall deliver to Purchaser an Opinion of Company Group’s counsel addressing matters set forth on Exhibit B

(xiv)                         Stockholder Representative or Purchaser shall deliver to the other party such other documents and instruments as Purchaser or Stockholder Representative reasonably shall deem necessary to consummate the transactions contemplated by this Agreement.

(c)                                  Each party hereto agrees that it shall, from time to time after the Closing Date, take such additional action and execute and deliver such further documents as any other party hereto may reasonably request in order to effectively consummate the transactions contemplated by this Agreement.

3.2.                            Stockholder Representative.

(a)                                  Equityholders collectively and each Equityholder individually shall be deemed to irrevocably constitute and appoint Stockholder Representative as his, her or its true and lawful agent and attorney-in-fact, with full power of substitution to act in each such holders’ name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement, and to act on each such Equityholder’s behalf in any dispute, litigation or arbitration involving this Agreement, and to do or refrain from doing all such further acts and things, and execute all such documents as Stockholder Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(i)                                     to waive any condition to the obligations of such holder to consummate the transactions contemplated by this Agreement;

(ii)                                  to execute and deliver all ancillary agreements, certificates and documents, and to make representations and warranties therein, on behalf of such Equityholder that Stockholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii)                               to receive on behalf of, and to distribute, all amounts payable to such Equityholder under the terms of this Agreement;

(iv)                              to execute any amendment or modification to this Agreement on behalf of Equityholders;

(v)                                 to defend and/or settle any claims that AFAM Indemnified Persons may make following Closing for indemnification under paragraph 8.6(b) or Article 12 and/or against the Escrow Amount; and

(vi)                              to do or refrain from doing any further act or deed on behalf of such holder which Stockholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, as fully and completely as such Equityholder could do if personally present.

(b)                                 The appointment of Stockholder Representative shall be deemed coupled with an interest and shall be irrevocable, and Buying Parties and Company, each of their affiliates and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Stockholder Representative on behalf of Equityholders in all matters referred to herein.  All notices delivered by any Buying Party or Company (following the Closing) to Stockholder Representative (whether pursuant hereto or otherwise) for the benefit of Equityholders shall constitute notice to Equityholders.  Stockholder Representative shall act for Equityholders on all of the matters set forth in this Agreement in the manner Stockholder Representative believes to be in the best interest of Equityholders and consistent with its obligations under this Agreement, but Stockholder Representative shall not be responsible to Equityholders for any loss or damages it or they may suffer by reason of the performance by Stockholder Representative of its duties under this Agreement, other than loss or damage arising from willful violation of the law or gross negligence.

(c)                                  Each Equityholder agrees severally and not jointly to indemnify and hold harmless Stockholder Representative from any loss, damage or expense arising from the performance of its duties as Stockholder Representative hereunder, including, without limitation, the cost of legal counsel retained by Stockholder Representative on behalf of Equityholders, but excluding any loss or damage arising from willful violation of the law or gross negligence.

(d)                                 All actions, decisions and instructions of Stockholder Representative taken, made or given pursuant to and in accordance with the authority granted to Stockholder Representative pursuant to this paragraph 3.2 shall be conclusive and binding upon each Equityholder, and no Equityholder shall have the right to object, dissent, protest or otherwise contest the same.

(e)                                  The provisions of this paragraph 3.2 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by each Equityholder to Stockholder Representative and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Equityholder.

Article 4
Representations and Warranties of Equityholders

Equityholders severally and not jointly represent and warrant to Buying Parties that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4), except as set forth in the Schedules delivered to Purchaser on the date of this Agreement.  Notwithstanding the foregoing, any representation or warranty that pertains to Equityholders rather than the

Company Group shall be made only by the individual Equityholder with respect to himself, herself or itself and not the other Equityholders.  Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement, however, unless the Schedule identifies the exception.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself).  Equityholders acknowledge and agree that neither their making of representations and warranties in this Agreement on a “severally and not jointly” basis, nor the additional statement in sentence 2 of this Article 4 above regarding the making of representations and warranties on a several basis, is intended to, nor shall it be interpreted or applied to, limit or adversely affect AFAM Indemnified Persons’ ability to obtain indemnification under Article 12 for the full amount of any Losses up to the full Escrow Amount and as otherwise permitted in this Agreement, subject to the express limitations on indemnification set forth in Article 12, regardless of whether an Equityholder’s Pro Rata Share of the Escrow Amount is less than the actual amount of such Losses and regardless of whether the breach of representation and warranty giving rise to the Losses was made by a single Equityholder rather than all Equityholders.

4.1.                            Authority as to Execution; No Violation; Organization

(a)                                  Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by Company and Equityholders and, assuming the due authorization, execution and delivery of this Agreement by Buying Parties, this Agreement constitutes a legal, valid and binding obligation of Company and Equityholders, enforceable against Company and Equityholders in accordance with its terms.  Each Equityholder has the authority and capacity to enter into this Agreement.  The execution and delivery of this Agreement, the performance by Company of its obligations hereunder and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action on the part of Company.  The minute books and stock records books of Company Group are correct and complete in all material respects.

(b)                                 Neither the execution, delivery and performance by Equityholders or Company of this Agreement and the consummation of the transactions contemplated hereby will (i) violate any provision of, result in the breach of, or accelerate or permit the acceleration of any performance required by the terms of, any contract, agreement, arrangement or undertaking to which any Company Group member or Equityholder is a party or by which any Company Group member’s or any Equityholder’s assets may be bound; any judgment, decree, writ, injunction, order or award of any arbitration panel, court or Governmental Authority to which any of Company Group members or any Equityholder is subject or by which any of Company Group member’s or any Equityholder’s assets may be bound; or any applicable law, ordinance, rule or regulation of any governmental body, (ii) violate any Company Group member’s organizational documents, (iii) result in the creation of any claim, lien, charge or encumbrance (except for Permitted Encumbrances) upon any of Company Group member’s assets, or (iv) in any way violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any Licenses, except for the consents listed on Schedule 9.4.

(c)                                  Each Company Group member is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation.  Each Company Group member has all requisite corporate power and authority to own, operate and lease its assets and carry on its business as currently conducted.  Each Company Group member is duly licensed or qualified to do business as a foreign corporation under the laws of each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary.  Copies of the organizational documents of each Company Group member, each as amended to date, have been provided to Purchaser’s counsel, are complete and correct, and no amendments thereto are pending.  Except for Company’s equity interest in the Subsidiaries, no Company Group member controls directly or indirectly or has any direct or indirect equity participation in any corporation, limited liability company, partnership, joint venture, business trust or other business entity.

4.2.                            Licenses.  Each Company Group member has obtained and holds all material licenses, permits, certificates, accreditations and authorizations (collectively, “Licenses”) necessary for it to operate its business as currently conducted.  Schedule 4.2 sets forth a list of all Licenses, and a copy of each License has been delivered to Purchaser.  Except as set forth on Schedule 4.2, (i) each License is valid and in full force and effect, (ii) no material default or violation exists under any License, (iii) no Company Group member has received any written notice or threat of suspension, deficiency or cancellation of any License, and (iv) to Company’s Knowledge, no event has occurred that (with or without notice or the passage of time) would reasonably be expected to constitute a breach or violation of any License.

4.3.                            Environmental Standards.

(a)                                  Company Group has operated its Business in compliance in all material respects with all federal, state and local laws, regulations, ordinances, rules, permits, licenses, judgments, decrees or orders (collectively, “Environmental Laws”) relating to (i) releases or threatened releases or the use, storage, transportation or disposal of hazardous substances, hazardous waste, pollutants or contaminants, as those terms are now defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.), or petroleum (collectively, “Hazardous Substances”), and (ii) the protection of the environment or human health as required by any Environmental Law.

(b)                                 To Company’s Knowledge, no Company Group member has disposed or authorized any third-party to dispose of any Hazardous Substances on, under or at the leased premises of the Business in a manner that would reasonably be expected to result in any liability to Company Group under Environmental Laws.

4.4.                            Taxes.

(a)                                  Company Group has properly filed or extended on a timely basis all material Tax Returns that it is and was required to file, and all such Tax Returns were true,

correct and complete in all material respects.  Company Group has properly paid on a timely basis all Taxes due and owing (whether or not shown on its Tax Returns) or, in the case of Taxes not yet due, has made adequate provision on the most recent Financial Statement for the payment of all unpaid Taxes not yet due and owing for which the Company Group is liable for payment, and the unpaid Taxes of the Company Group will not exceed the amount of such provision.  All material Taxes that Company Group is or was required by Legal Requirements to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Authority.  Company Group has complied with all information reporting and back-up withholding requirements in all material respects, including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(b)                                 Schedule 4.4 sets forth each jurisdiction (other than United States federal) in which Company Group files Tax Returns.  No Company Group member has been informed by any jurisdiction that the jurisdiction believes that any Company Group member was required to file any Tax Return that was not filed.

(c)                                  No Company Group member is, or has been, a United States real property holding corporation, as defined in IRC § 897(c)(2), during the applicable period specified in IRC § 897(c)(1)(a).

(d)                                 Except as set forth on Schedule 4.4, Company Group has delivered or made available to Purchaser (i) complete and correct copies of all Tax Returns of Company Group relating to Taxes for all Taxable periods ending on or after December 31, 2007, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of assessment, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of Company Group relating to Taxes since December 31, 2007.

(e)                                  Company Group has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney relating to Taxes with any Governmental Authority.

(f)                                    No examination or audit of any Tax Return of Company Group by any Governmental Authority is currently in progress or, to Company’s Knowledge, threatened or contemplated.  No Company Group member is a party to any litigation regarding Taxes.

(g)                                 There are no liens with respect to Taxes upon any of the assets of Company Group, other than with respect to Taxes not yet due and payable.

(h)                                 Company Group is not bound by any Tax indemnity, Tax sharing or Tax allocation agreement and Company Group does not have any current or potential contractual obligation to indemnify any entity or individual with respect to Taxes regarding Company Group.

(i)                                     Company Group is not a “foreign person” within the meaning of IRC § 1445.

(j)                                     Company Group does not have any obligation to make any payment that could be non-deductible under IRC § 280G (or any corresponding provision of state, local or foreign Tax law).

(k)                                  Company has elected under the IRC to be taxed as an S corporation and at all times has been an S corporation for federal and state income tax purposes in each state where Company Group files a return.  Each Subsidiary is currently and has at all times during which the Company has owned stock of such Subsidiary been a qualified subchapter S subsidiary within the meaning of IRC § 1361(b)(3)(B) and for state income tax purposes in each state where Company Group files a return

(l)                                     No Company Group member will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in IRC § 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(m)                               No Company Group member is or has been a party to any “reportable transaction,” as defined in IRC § 6707A(c)(1) and Treasury Regulation § 1.6011-4(b).

(n)                                 No Company Group members has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in IRC § 355.

(o)                                 Each Company Group member has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

4.5.                            Title; Real Property.

(a)                                  Except (i) as set forth on Schedule 4.5(a) and (ii) for Permitted Encumbrances, Company Group has sole, exclusive, good (legal and beneficial) and marketable title to, or in the case of any equipment leases, a sole and exclusive enforceable leasehold interest in, all of Company Group’s assets set forth on the December 31, 2010 balance sheet included among the Financial Statements, free and clear of any mortgage, security interest, pledge, lien, claim, encumbrance, sublease, license, or other adverse or intervening interest.  The tangible assets included among Company Group’s assets are in good condition, free from material defects, reasonable wear and tear and normal depreciation excepted.

(b)                                 The real property leases listed on Schedule 4.5(b) (“Real Property Leases”) are the only property of similar type used by Company Group in the Business.  Schedule 4.5(b) shall identify the Real Property Leases by address and shall disclose whether Company Group has any purchase option or sublease (or other similar arrangement) with respect to such leased properties.  Company Group’s interest in the Real Property Leases is not subject to any liens, claims or encumbrances, except for those set forth in Schedule 4.5(b).  True and correct copies of the Real Property Leases have been delivered to Purchaser by Company.  Subject to the terms of the respective Real Property Leases, Company Group has a valid, binding and enforceable leasehold estate in and the right to quiet enjoyment to the property subject thereto for the full term of the respective Real Property Lease.  The Real Property Leases are in full force and effect and are enforceable against Company Group in accordance with their respective terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally.  Except as set forth on Schedule 4.5(b), Company Group has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Real Property Lease.  Except as set forth on Schedule 4.5(b), Company Group has not sublet all or any portion of any property subject to a Real Property Lease.  Company Group has not received any written notice of default under any Real Property Lease, and to Company’s Knowledge (i) there is no default by any landlord under any Real Property Lease, and (ii) no event has occurred or failed to occur which, with the giving of notice or the passage of time, or both, would constitute a default under any Real Property Lease.  All facilities and improvements on property subject to any Real Property Lease are adequate and suitable for the conduct of the Business and to Company’s Knowledge are in good working order and condition, ordinary wear and tear excepted, and are supplied with utilities and other services necessary for their operation in connection with the Business.  Except as set forth on Schedule 4.5(b), no shareholder, director, officer or other affiliate of Company Group holds, directly or indirectly, any ownership interest in the landlord of any properties subject to a Real Property Lease.

(c)                                  No Company Group member currently owns or has ever owned any real property.

(d)                                 To Company’s Knowledge, there are no pending or threatened condemnation or other proceedings that could adversely affect the current use, occupancy, or value of the real property used by Company Group in the operation of the Business.  The real property, including the buildings and all other improvements, subject to Real Property Leases, is adequate to operate the facilities as currently used and comprises all of the real property used by Company Group in the operation of the Business.  Occupancy and operation of the Business in each of the leased premises is in compliance in all material respects with applicable Legal Requirements.

4.6.                            Intellectual Property.

(a)                                  Schedule 4.6 sets forth a complete and correct list of all Intellectual Property used by Company Group in the conduct of the Business.  Except as set forth on Schedule 4.6, Company Group has a valid license to use all Intellectual Property that is a Company Group asset, and all such licenses are in full force and effect.  All Intellectual Property that has been licensed by or on behalf of Company Group is being used substantially in accordance with the applicable license pursuant to which the members of Company Group have the right to use such Intellectual Property.

(b)                                 No Company Group member has, with respect to its Intellectual Property, (i) materially interfered with, infringed upon, misappropriated, or otherwise come into conflict with any rights of third parties, or (ii) received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation (including any claim that any Company Group member must license or refrain from using any Intellectual Property rights of a third party in connection with the conduct of the Business).  To Company’s Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of Company Group’s Intellectual Property rights.

(c)                                  Each Company Group member has established and is materially in compliance with security programs and/or measures that are designed to protect (i) the security, confidentiality and integrity of transactions executed through its computer systems, and of all confidential or proprietary data, and (ii) against unauthorized access to their systems and the systems of such third party service providers which have access to their data.  To Company’s Knowledge, no Company Group member has suffered a material security breach with respect to the data or systems used in the Business.  No Company Group member (x) has notified any employee of Company Group of an information security breach in connection with such employee’s confidential information or (y) has notified any customers of Company Group of any information security breach.

(d)                                 Each Company Group member has been and is currently in material compliance with all privacy policies of or applicable to such corporation.

4.7.                            Insurance.

(a)                                  Schedule 4.7(a) sets forth a true and complete list of all policies of insurance, including policies providing property, casualty, liability, malpractice and workers’ compensation coverage and bond and surety arrangements (the “Insurance Policies”) that insure the Business or Company Group’s assets (as party, named insured or otherwise the beneficiary of coverage).  No Company Group member is in default with respect to its obligations under any such insurance policy and has not been denied insurance coverage or been subject, in any material respect, to any gaps in insurance coverage during the past two years.

(b)                                 Schedule 4.7(b) sets forth a true and complete list of all claims against the Insurance Policies during the past two years.  During the past two years, no insurer has in writing, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any pending claim, or threatened to cancel any policy insuring any of Company Group’s assets or the Business.

(c)                                  Schedule 4.7(c) identifies any self-insurance arrangement utilized by Company Group and with respect to any such arrangements, identifies the scope of such self-insurance and any excess insurance coverage arrangements.

4.8.                            Data Privacy.  Each Company Group member is in compliance in all material respects with all Data Laws.  Each Company Group member is presently in compliance in all material respects with, its and their respective policies applicable to data privacy, data security and/or personal information.  No Company Group member has experienced any material incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, and no Company Group member is aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or substantiated complaints from any Person regarding personal information or other data.

4.9.                            Worker’s Compensation.  Except as disclosed on Schedule 4.9, each Company Group member is in material compliance with all worker’s compensation laws with respect to the Business and has worker’s compensation insurance on a self-insured basis with respect to the Business.  The reserve/accrual as of July 31, 2011 for Company Group’s obligations under worker’s compensation laws (the “WC Reserve”) does not exceed $405,000.  Schedule 4.9 also identifies any pending worker’s compensation claims by state relating to any Company Group member or the Business, including applicable insurance coverage.  Each Company Group member has paid all stop loss premiums relating to worker’s compensation coverage.

4.10.                     Contracts and Commitments.

(a)                                  Schedule 4.10 lists the following written and oral agreements to which any Company Group member is a party as of the date of this Agreement (other than this Agreement and other agreements entered into as required pursuant to this Agreement) (each a “Company Group Contract” and collectively, the “Company Group Contracts”):

(i)                                     any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum or having a remaining term longer than twelve months;

(ii)                                  any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which involves payments in excess of $25,000 per annum, or (B) in which Company Group has any “most favored nation” pricing provisions or exclusivity rights;

(iii)                               any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)                              any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed a lien or security interest on any of its assets, tangible or intangible;

(v)                                 any agreement for the disposition of any significant portion of the assets or business of Company Group (other than sales of products in the ordinary course of business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory, components or services in the ordinary course of business);

(vi)                              any agreement concerning exclusivity or confidentiality;

(vii)                           any employment, consulting or similar agreement with any current or former officer, manager or stockholder of Company Group that is not terminable at will by Company Group or involving annual payments in excess of $25,000;

(viii)                        any agreement which contains any provisions requiring Company Group to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the ordinary course of business);

(ix)                                any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the Business;

(x)                                   any agreement under which any Company Group member is restricted from engaging in the Business in any geographic area, during any period of time or any segment of the market or line of business;

(xi)                                collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice;

(xii)                             change of control or severance agreement or similar arrangement;

(xiii)                          contract under which any of Company Group member has advanced or loaned any other Person amounts in the aggregate exceeding $25,000, other than trade credit extended in the ordinary course of business;

(xiv)                         agreement with respect to the lending or investing of funds;

(xv)                            management, consulting, advertising, marketing, promotion, technical services, advisory or other contract or similar arrangement relating to the design, marketing, promotion, management or operation of any Company Group member involving payments in excess of $25,000 per year;

(xvi)                         contracts that incur indebtedness or incur or suffer to exist any lien or encumbrance;

(xvii)                      lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it, calling for payments in excess of $25,000 per year;

(xviii)                   agreement or group of related agreements with the same Person for the purchase of products or services under which the annual expense of such products and services has a price in excess of $25,000;

(xix)                           contracts with any Person containing any provision or covenant prohibiting or limiting the ability of any Company Group member to engage in any business or compete with any Person concerning the Business or prohibiting or limiting the ability of any Person to compete with the Business or any Company Group member;

(xx)                              any other agreement (or group of related agreements) either involving more than $25,000 and not entered into in the ordinary course of business;

(xxi)                           any provider agreement; and

(xxii)                        any agreements with patients.

(b)                                 Company Group will deliver to the Purchaser a complete and accurate copy of each Company Group Contract and a written summary of any oral contracts included among the Company Group Contracts (excluding oral contracts entered into in the ordinary course of business).  With respect to each Company Group Contract, except as disclosed in Schedule 4.10:  (i) the agreement is legal, valid, binding on and enforceable against Company Group and is in full force and effect; (ii) neither any Company Group member, nor, to Company’s Knowledge, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to Company’s Knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would reasonably be expected to constitute a breach or default by Company Group or, to Company’s Knowledge, any other party under such agreement; and (iii) such Company Group Contract does not have a change-in-control provision that will be triggered by the transactions contemplated by this Agreement.

4.11.                     No Violation of Law.  No Company Group member is in default or violation of any law, statute, ordinance, regulation, rule, order, judgment or decree applicable to Company or such Subsidiary or by which any property or asset of Company or its Subsidiaries is bound except for violations that would not reasonably be expected to result in a Company Group Material Adverse Effect.  Except as disclosed on Schedule 4.11, no Company Group member has received a written notice of default or violation of, and Company has no knowledge that any circumstance exists or event has occurred that, with or without the lapse of time or giving of notice, would constitute a default or violation of any statute, ordinance, regulation, order, writ, injunction or decree of any court or governmental agency or authority applicable to Company Group, its Business or assets.

4.12.                     Litigation.  Except as disclosed on Schedule 4.12, there are no actions, suits or proceedings pending, or, to Company’s Knowledge, threatened before any Governmental Authority (i) against any Company Group member, the Business or any Company Group member’s assets or (ii) to which the Business assets are subject.  Except as disclosed on Schedule 4.12, there are no actions, suits or proceedings pending, or, to Company’s Knowledge threatened in writing against any Company Group member that seek to prohibit or materially and adversely restrict or delay the consummation of the transactions contemplated by this Agreement.  Except as disclosed on Schedule 4.12, no Company Group member is the subject of any judgment, order, writ, injunction or decree, other than those of general application, or that seeks to prohibit or materially and adversely restrict or delay the consummation of the transactions contemplated by this Agreement.  The amount, if any, reserved for or accrued on Company Group’s December 31, 2010 consolidated balance sheet to cover future payments, including claims, settlements, deductibles, and expenses with respect to any lawsuit or claim, is expected to be sufficient to cover the aggregate payments made after the Closing Date by Company Group with respect to lawsuits or claims arising out of, or in connection with or relating to, events occurring prior to the Closing Date.

4.13.                     Labor.  No employee of any Company Group member is represented by a labor union and there is no collective bargaining or other union contract.  There is not pending or, to Company’s Knowledge, threatened against any Company Group member any grievance, labor dispute, organizational activity, union trouble, work slowdown, lockout, strike or work stoppage.  Each Company Group member has complied in all material respects with all applicable federal, state, local and foreign laws, rules and regulations pertaining to the employment of labor, including those relating to wages, hours, the payment of social security and similar taxes, collective bargaining, employee health and safety and fair employment except where noncompliance would not reasonably be expected to result in a Company Group Material Adverse Effect.  Each Company Group member has withheld all amounts required by Legal Requirements or agreement to be withheld from the wages or salaries of Company Group’s employees and no Company Group member is liable for any arrears of wages or any tax or penalties for failure to comply with any of the foregoing.

4.14.                     Employees.

(a)                                  Schedule 4.14(a) contains a list of all employees of any Company Group member with annual compensation in excess of $50,000, their position with Company Group and their annual rate of compensation.   To the Company’s Knowledge, all employees of a Company Group are citizens of the United States or have valid work visas.  To Company’s Knowledge, except as set forth on Schedule 4.14(a), no key employee or group of employees has any plans to terminate employment with Company Group and no Company Group employee has any written or oral contract with Company Group, other than at-will employment relationships.  Each Company Group member is in compliance in all material respects with all applicable laws relating to the hiring and employment of employees.

(b)                                 Schedule 4.14(b) contains a true and correct list and description of all cash bonus plans, stock option and stock incentive plans, employment agreements, consulting agreements, change-of-control agreements, and severance agreements or plans between any Company Group member and any officer, director or employee of any Company Group member in effect prior to the Closing Date, and all severance arrangements between any Company Group member, on the one hand, such Company Group member’s employees, on the other hand, in effect prior to or as of the Closing Date.  Schedule 4.14(b) also sets forth a true and correct list of amounts due to Company Group employees as of Closing Date, including any amounts due as a result of the consummation of the transactions contemplated by this Agreement.

4.15.                     Employee Benefits.

(a)                                  Schedule 4.15 contains a complete and accurate list of all Company Group Plans.  Complete and accurate copies of (i) all Company Group Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Group Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last three plan years for each Company Group Plan, have been delivered to Buying Parties.

(b)                                 Each Company Group Plan has been administered in accordance with its material terms and each of Company Group and the ERISA Affiliates has met its obligations with respect to each Company Group Plan and has made all required contributions thereto.  Company Group and each Company Group Plan are in compliance with the currently applicable provisions of ERISA and the IRC and the regulations thereunder.  All material filings and reports as to each Company Group Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(c)                                  There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Group Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Group Plan or asserting any rights or claims to benefits under any Company Group Plan that could reasonably be expected to give rise to any material liability.

(d)                                 Neither Company Group nor any ERISA Affiliate maintains an Employee Benefit Plan subject to IRC § 412 or Title IV of ERISA.

(e)                                  Neither Company Group nor any ERISA Affiliate is obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)                                    There are no unfunded obligations under any Company Group Plan to provide benefits after termination of employment to any employee of Company Group (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under IRC § 4980B or other applicable Legal Requirements and insurance conversion privileges under state law.

(g)                                 No act or omission has occurred and no condition exists with respect to any Company Group Plan that would subject Company Group or Buying Parties to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the IRC or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Group Plan.

(h)                                 No Company Group Plan is funded by a “voluntary employee’s beneficiary association” within the meaning of IRC § 501(c)(9).

(i)                                     Each Company Group Plan may be amended and terminated unilaterally by Company Group at any time without material liability or expense to Company Group or such Company Group Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Group Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Company Group from amending or terminating any such Company Group Plan.

(j)                                     Schedule 4.15 discloses each: (i) Company Group Plan or other agreement with any stockholder, manager, executive officer or other Key Employee of Company Group (A) under which the benefits are contingent, or the terms of which are altered, upon the occurrence of the transactions contemplated by this Agreement or (B) providing severance benefits or other benefits after the termination of employment of such manager, executive officer or Key Employee; (ii) Company Group Plan or other agreement or arrangement under which the consummation of the transactions contemplated by this Agreement will result in any Person receiving payments from Company Group that may be subject to the tax imposed by IRC § 4999  or will not be deductible by Company Group under IRC § 280G; and (iii) Company Group Plan or other agreement binding Company Group, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Group Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement.

(k)                                  Schedule 4.15 sets forth the policy of Company Group with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the date of the Agreement

(l)                                     No insurance policy that provides medical or dental benefits under a Company Group Plan provides for any retrospective premium increases.

4.16.                     Consents.

(a)                                  Except as set forth on Schedule 4.16(a), the execution, delivery and performance of this Agreement by Company will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authorities.

(b)                                 Except as set forth on Schedule 4.16(b), the execution, delivery and performance of this Agreement by Company will not require any third party consents, approvals, authorizations or actions.

4.17.                     Commissions.  Except as set forth on Schedule 2.2(e)(iii), no Company Group member has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

4.18.                     Financial Statements.

(a)                                  Company Group has delivered to Buying Parties the audited consolidated balance sheets of Company Group as of December 31, 2008, 2009 and 2010 and the related statements of income, cash flows and changes in stockholders’ equity for the fiscal years then ended, the internally prepared and unaudited consolidated balance sheet of Company Group as of June 30, 2011 and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the period then ended (collectively, the “Financial Statements”).   The

Financial Statements fairly present, in accordance with generally accepted accounting principles for financial reporting in the United States (“GAAP”) in all material respects, the consolidated financial condition and the consolidated results of operations, changes in stockholders’ equity and cash flows of Company Group as of the respective dates of and for the periods referred to in such Financial Statements except that the interim Financial Statements do not contain footnotes and are subject to year-end adjustments.  The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved other than as otherwise disclosed therein.  The Financial Statements have been prepared in accordance with the accounting records of Company Group.

(b)           Except as set forth on Schedule 4.18(b), there are no liabilities (whether known, unknown, contingent or otherwise) of Company Group other than (i) liabilities reflected on the Financial Statements, (ii) accounts payable incurred since December 31, 2010 in the ordinary course of business consistent with past practice, and (iii) obligations accruing under the Company Group Contracts with respect to the period after the Closing Date.

4.19.       Absence of Changes.   Since December 31, 2010, except as disclosed on Schedule 4.19, Company Group:

(a)           has operated the Business in the ordinary course of business consistent with past practice;

(b)           has not permitted any of its assets to become subject to a lien or other encumbrance other than Permitted Encumbrances;

(c)           has not suffered any material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any Company Group assets;

(d)           has not sold, assigned, transferred, leased, licensed or otherwise disposed or encumbered any of Company Group’s assets (tangible or intangible), except (i) Permitted Encumbrances, (ii) in the ordinary course of business consistent with past practice or (iii) as contemplated by this Agreement or the transactions contemplated hereunder;

(e)           has not terminated any of the relationships of the Business between any Company Group member, on the one hand, and any licensee, licensor or supplier material to such Company Group member, on the other hand, or modified any such relationships to be less favorable to the Business, or has not been notified in writing of any intention by any such licensee, licensor or supplier to effect any such termination or modification;

(f)            has not granted or incurred any obligation for any increase in the compensation of any employee of a Company Group member engaged in the Business (including any increase pursuant to any bonus, pension, profit-sharing, retirement, or other plan or commitment) except for raises and payment of annual bonuses in the ordinary course of business consistent with past practice;

(g)           has not made any material change in its methods of accounting or accounting principles or practices (including with respect to reserves) with respect to the Business;

(h)           except as contemplated by this Agreement or the transactions contemplated hereunder, has not entered into any other material transaction related to the Business, whether or not in the ordinary course of business;

(i)            except as contemplated by this Agreement or the transactions contemplated hereunder, has not agreed, whether orally or in writing, to do any of the foregoing;

(j)            has not entered into any agreement, contract, lease or license outside of the ordinary course of business;

(k)           has not accelerated, terminated, modified or cancelled any agreement, contract, lease or license;

(l)            has not delayed or postponed the payment of accounts payable or other liabilities outside of the ordinary course of business;

(m)          has not cancelled, compromised, waived or released any right or claim outside of the ordinary course of business;

(n)           has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain any of its capital stock

(o)           has not experience any material damage, destruction, or loss to its property;

(p)           has not made any loan to, or entered into any other transaction with, any Company Group director, officer, independent contractor, or employee outside of the ordinary course of business

(q)           has not granted any increase in the base compensation of any Company Group director, officer or employee outside of the ordinary course of business;

(r)            has not entered into or terminated any employment, consulting or independent contractor agreement;

(s)           has not adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance or other plan, contract or commitment for the benefit of any Company Group director, officer or employee (or taken any such action with respect to any other Company Group employee benefit plan);

(t)            has not made any other change in employment terms for any Company Group director, officer or employee outside of the ordinary course of business;

(u)           has not made any loans or advances of money, except for employee advances in the ordinary course of business not exceeding $5,000 in the aggregate for any one employee; and

(v)           has not suffered any event or circumstance that has had or might reasonably be expected to have a Company Group Material Adverse Effect.

4.20.       Internal Control.  Company Group has implemented and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements and that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.  Company Group maintains internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.21.       Capitalization; Title.

(a)           The authorized capital stock of Company consists of 200,000 shares of common stock, $.01 par value.  All of the issued and outstanding shares of Company have been duly authorized and validly issued and are fully paid and nonassessable.

(b)           Except as set forth on Schedule 4.21, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.

(c)           Except for this Agreement, there are no contracts relating to the issuance, sale or transfer of any equity securities or other securities of any Company Group member.

(d)           Schedule 4.21 sets forth a complete and accurate list, as of the date of this Agreement, of (i) all holders of Company equity, and indicates the number of shares held by each holder, and (ii) all outstanding options, warrants or other instruments giving any party the right to acquire any shares or equity securities of Company.   Except as set forth on Schedule 4.21, there are no outstanding agreements or commitments to which Company is a party or which are binding upon Company for the redemption of any of its equity.

(e)           Each Equityholder holds of record and owns beneficially the Company Equity listed on Schedule 4.21, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act, state securities laws and with respect to Company Warrants, as set forth in the applicable agreements with Company and the Shareholder Agreement), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  Except for the Shareholder Agreement, such Equityholder is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement or an agreement with Company) that could require Equityholder to sell, transfer, or otherwise dispose of any Company Equity.

(f)            Schedule 4.21 is a true and correct list of the identity and capital structure of each Subsidiary, and for clarification purposes, includes all entities in which Company directly or indirectly (through such affiliated companies) holds an equity interest.  Company holds 100% of outstanding equity of each Subsidiary, and neither Company nor any Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short term investment securities) other than the members of Company Group.  All of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable, and is held of record by Company and is free of all Liens or Encumbrances except for liens in favor of Key Bank National Association.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock or membership interest.  Except for the Shareholder Agreement or as set forth on Schedule 4.21, there are no contracts to which any Company Group member or any of Equityholders is a party that relates to any of Company Group’s equity

(g)           Schedule 4.21 sets forth a true and correct list and amount of all Distribution Obligations.

(h)           Each holder of Company Options has good unencumbered title to such Company Options and, as of Closing, all Company Options will be terminated and no form holder of Company Options will have any further right with respect to such Company Options or rights under any related incentive agreement.

4.22.       Accounts Receivable.   All accounts receivable of Company Group are valid receivables, are not subject to any known setoffs or counterclaims, are fairly stated on Company Group’s Financial Statement, and are collectible at their stated amounts on such Company Group Financial Statements, subject to the reserve for doubtful accounts set forth in the Financial Statements.  A complete and accurate list of the accounts receivable as of the date of this Agreement, showing the aging thereof, is included in Schedule 4.22.   No Company Group member has received any written notice from an account debtor stating that any account receivable in an amount in excess of $5,000 is subject to any contest, claim or setoff by such account debtor.

4.23.       Certain Business Relationships with Affiliates.   Except as described on Schedule 4.23, no affiliate of any Company Group member, including without limitation, any director, executive employee, or Equityholder (a) owns any property or right, tangible or intangible, which is used in the Business, (b) to Company’s Knowledge, has any claim or cause of action against Company Group, (c) owes any money to, or is owed any money by, Company Group except for compensation in the ordinary course, or (d) has any business arrangement or relationship with Company Group.

4.24.       Third Party Reimbursements.  Company Group members are certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act, (Medicare and Medicaid) and such other federal, state and local reimbursement and government programs listed on Schedule 4.24 (with the Medicare and Medicaid programs, hereinafter referred to collectively as the “Government Programs”).  Company Group members have current provider numbers and provider agreements for such Government Programs and with such private non-governmental programs, including without limitation any private insurance program, under which it directly or indirectly is presently receiving payments or is eligible to receive payments (such non-governmental programs herein referred to as “Private Programs”) to the extent Company Group is a contracted provider with any such Private Programs.  Schedule 4.24 includes a true and correct list of such Private Programs.  Each Company Group member is in material compliance with all applicable requirements of the Government Programs and Private Programs.

4.25.       Health Care Licenses.

(a)           All Health Care Licenses applicable to Company Group, to the extent necessary for the conduct of the Business as currently conducted: (i) have been obtained, are in effect and are set forth in Schedule 4.25(a); (ii) are valid and in good standing in each jurisdiction in which such Health Care Licenses or other Permits were issued or are operable; and (iii) have not been subject to revocation or forfeiture by any Governmental Authority.  Except as disclosed in Schedule 4.25(a), Company Group is not a party to any order or legal or administrative proceeding with respect to any of the Health Care Licenses.  No Company Group member has received written notice of any action pending or recommended by any Governmental Authority (or in the case of accreditation, the accrediting body) having jurisdiction over a Health Care License to revoke, withdraw or suspend any such Health Care License.  No event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation, order or deficiency with respect to any Health Care License or to revoke, withdraw or suspend any such Health Care License.

(b)           Each Company Group member materially complies with all state licensing standards and Legal Requirements.

(c)           Schedule 4.25(c) identifies each Company Group member which is certified for participation in, and is a party to valid provider agreements for payment by, Medicare, Medicaid or other state, local or federal health care program related to the Business (collectively, the “Programs”).   No Company Group member has received written notice of any pending or threatened investigations by, or loss of participation in, the Programs.

(d)           There have been no “ownership changes” (as defined for Medicare purposes) of any Company Group member or any Health Care License within the last 36 months which would require any of Company Group to file as a new Home Health Agency (as defined for Medicare purposes) either prior to (and without regard to the transactions contemplated by this Agreement) or as a result of transactions contemplated by this Agreement.  Except for minor updates of information not changing any ownership information, no Medicare Form 855s have been filed by any Company Group member, or with respect to any of Company Group’s Health Care Licenses, during the past 36 months.

4.26.       No Agency Action or Enforcement.  Schedule 4.26 lists all financial relationships (whether or not memorialized in writing), including any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest, that Company Group has had with any individual known by it to be either a physician or an immediate family member of a physician since January 1, 2004, in connection with the Business. For purposes of this paragraph 4.26, the term “financial relationship” has the meaning set forth in 42 U.S.C. § 1395nn and the regulations promulgated thereunder.  Except as set forth in Schedule 4.26 for those operations related to and of the Business:

(a)           Company Group is not currently, with respect to any Governmental Authority: (i) the subject of, to Company’s Knowledge, any audit, inquiry, focused review or investigation; or (ii) party to any consent decree, judgment, order, or settlement that (A) requires the payment of money by Company Group to any Governmental Authority or Third Party Payor, (B) requires any recoupment of money from Company Group by any Governmental Authority or Third Party Payor, or (C) requires or prohibits any activity by Company Group;

(b)           Company Group’s right to receive reimbursements pursuant to any Government Program or Private Program has not been terminated or otherwise materially adversely affected as a result of any investigation or action by any Governmental Authority or Third Party Payor.  Company Group has not, on or after January 1, 2005, received notice of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Authority, accrediting organization, licensing or certifying agency, other than any such inspection, investigation, survey, audit, monitoring or other form of review that was routinely conducted by any such Governmental Authority, accrediting organization, licensing or certifying agency and was not based upon, and did not result in a finding of, any alleged improper activity, nor has Company Group received any notice of deficiency during the past five years in connection with its operations.  There are not any outstanding deficiencies from any Governmental Authority having jurisdiction over Company Group, or requiring conformity to any applicable agreement, conditions of participation, accreditation standard, statute, regulation or ordinance, including but not limited to, the Government Programs;

(c)           Company Group is not subject to (i) any formal proceeding to exclude or suspend a health care provider or any provider number from any Government Program, or (ii) any corporate integrity agreement, settlement agreement, or other comparable agreement with any Governmental Authority;

(d)           No Company Group member has engaged in any activities that are prohibited under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn, and 1396b, 31 U.S.C. §§ 3729-3733, the Federal CHAMPUS/TRICARE statute, or any other Federal or state statutes related to false or fraudulent claims, the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations, including the following:

(i)            knowingly and willfully making or causing to be made any false statement or representation of a material fact in any application for any benefit or payment;

(ii)           knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii)          knowingly and willfully failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another; or

(iv)          knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration in return for (A) referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (B) purchasing, leasing, or ordering or arranging for or recommending the purchasing, leasing, or ordering of any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid, including (1) making or receiving payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement or otherwise, (2) making or receiving payments for the use of premises leased to or from a physician, a family member of a physician, or an entity in which a physician or family member has an ownership or investment interest, or (3) making or receiving payments for the acquisition or lease of equipment, goods or supplies from a physician, a family member of a physician, or an entity in which physician or family member has an ownership or investment interest;

(e)           No Company Group member has received any written notice indicating that its qualification as a participating provider in any Governmental Program or Private Program may be terminated or withdrawn, nor does any Company Group member have any knowledge giving it reason to believe that such qualification may be terminated or withdrawn;

(f)            No current or Former Employee of the Business and, to Company’s Knowledge, no other party to any Company Group Contract who furnishes services or supplies which may be reimbursed in whole or in part under any Governmental Program has been convicted of, charged with, or investigated for any violation of applicable laws or regulations related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances.

(g)           Company Group has verified the credentials and conducted criminal background checks and screened current employees, Former Employees, and independent contractors under the List of Excluded Individuals/Entities for all Persons providing patient care or other services reimbursable under Government Programs;

(h)           Company Group has not received any notice of any claim, requirement or demand of any Governmental Authority to provide additional personnel, training or supervision so as to conform to or comply with any existing Legal Requirement;

(i)            Neither Company Group nor any of its employees has entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any Person, including a hospital or a drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for, Company Group;

(j)            No Company Group member has any reimbursement or payment rate appeals, disputes or contested positions pending before any Governmental Authority or any administrator of any Private Program with respect to the Business; and

(k)           Each Company Group member complies with all requirements regarding collection of co-payments and deductibles and reimbursement of credit balances under Government and Third Party Programs.

4.27.       HIPAA Compliance.

(a)           Each Company Group member, for those operations related to the Business, has established and implemented such policies, programs, procedures, contracts and systems, as are necessary to comply with HIPAA; Title II, Subtitle F, Sections 261-264, Public Law 104-191; and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164, and the HIPAA Security and Transactions and Code Sets standards.

(b)           Each Company Group member operates the Business in compliance in all material respects with HIPAA Privacy and Security Laws and the notification and other rules of the Health Information Technology for Economic and Clinical Health (HITECH) Act.  Company Group is not aware of any incident reports or breach of the HIPAA Privacy and Security Standards, and Company Group has maintained an accounting of any disclosures required by HIPAA.  Company Group has made available to Purchaser any consultant reports, corrective action and plans of action for implementation of any HIPAA requirements under the Privacy and Security Standards.

4.28        Billing Practices.  Except as set forth on Schedule 4.28:

(a)           All reports, cap reports, cost reports, billings, claims or other filings for professional and related services submitted by or on behalf of any Company Group member related to and of the Business to any Governmental Authority, including its fiscal intermediaries and/or carriers and insurance carriers for any Government Program, to Company’s Knowledge, have been timely submitted in material compliance with all applicable Legal Requirements and are accurate and complete in all material respects with the exception of discovered overpayments from claims which Company Group has negative billed or otherwise repaid prior to Closing;

(b)           Each Company Group member is and has been in material compliance with the filing requirements with respect to required cost reports of Company Group, and such reports do not claim, and no Company Group member has received, payment or reimbursements in excess of the amount provided or allowed by applicable Legal Requirements or any applicable government agreement, except where excess reimbursement was recorded as a liability on the most recent balance sheet included among the Financial Statements;

(c)           To Company’s Knowledge, there are no facts or circumstances which may reasonably be expected to give rise to any material disallowance under any such cost reports.  Company Group has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports, cap reports, cost reports, billings or other filings and has not, to Company’s Knowledge, claimed or, to its knowledge, received reimbursements from Government Programs in excess of amounts permitted by Legal Requirements except for discovered overpayments which have been repaid prior to Closing;

(d)           Except as set forth in Schedule 4.28, (i) the Company Group has received no notice of pending appeals, adjustments, challenges, audits, inquiries, additional document requests, litigation or notices of intent to audit, reopening of cost reports, Notices of Program Reimbursement reflecting overpayments, penalties, interest or fines with respect to any such reports, cap reports, cost reports, billings or other filings related to and of the Business, and (ii) the Business has not been audited or surveyed, or otherwise examined, by any Government Program or Private Program other than routine audits or surveys.  True and correct copies of each survey, if any, and any correspondence or findings with respect thereto have been provided to Purchaser;

(e)           Company Group has responded timely to all written requests by the Governmental Authorities, their agents or Third Party Payor; and

(f)            All billing practices of each Company Group member to all Third Party Payors, including the Government Programs and private insurance companies, have been in compliance in all material respects with all applicable Legal Requirements, regulations and written policies of such Third Party Payors and Government Programs which have been clearly communicated to Company Group.

4.29.       Regulatory Compliance.

(a)           Each Company Group member operates in material compliance with all Legal Requirements applicable to its Business and operations.

(b)           Each Company Group member, as a holder of provider numbers with Medicare and Medicaid, is qualified as a participating provider under the programs in which it participates.  No Company Group member has received any written notice indicating that such qualification will be terminated or withdrawn.

(c)           Except as set forth on Schedule 4.29, each Company Group member has timely filed all claims or other reports required to be filed with respect to the purchase of products or services by Third Party Payors in the ordinary course of business, and all such claims or reports are complete and accurate in all material respects.

(d)           Each Company Group member is in material compliance in all respects with all applicable laws, rules, regulations (including, without limitation, applicable health care laws, rules and regulations, including those relating to the payment or receipt of illegal remuneration, including 42 U.S.C. § 1320a-7b(b) (the Medicare/Medicaid anti-kickback statute), 42 U.S.C. § 1395nn (the Stark Statute), 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b(a), 42 U.S.C. § 1320a-7b(c) and any applicable state laws governing kickbacks and matters similar to such federal statutes (collectively the “Fraud and Abuse Laws”), ordinances or orders of any court or federal, state, county, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, environmental protection laws and regulations, civil rights laws, fire codes, confidentiality laws, record and document maintenance laws, zoning ordinances, building, occupancy and use restrictions, and public and occupational health and safety codes), and no Company Group member has received any notice, written or otherwise, of noncompliance with respect thereto.

(e)           All financial records, patient records and other documents required to be maintained by Company Group have been continuously maintained for a period of at least seven years from the date of creation of such document.

(f)            No current employees, officers or members of the board of director of any Company Group member or Former Employees (limited to their capacity as employees of Company Group) has been convicted of or charged with a Medicare, Medicaid, other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), or other Governmental Program related offense, or convicted of or charged with a violation of Federal or state Legal Requirements related to healthcare fraud.

(g)           No current employees, Former Employees (limited to their capacity as employees of Company Group), officers or members of the board of Company or any Subsidiary has been excluded or suspended from participation in Medicare or Medicaid, or other Governmental Program, or have been debarred, suspended or are otherwise ineligible to participate in Governmental Programs or to Company’s Knowledge, have committed any violation of applicable laws or regulations which is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(h)           No Company Group member nor any Company Group directors, officers or employees has directly or indirectly made or offered to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form whether in money, property or services, including without limitation: (i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment for business secured; (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Company Group or any affiliate of Company Group; or (iv) to induce or reward the referral of business or services that are billed to any governmental or private health program.

(i)            No referral source of any Company Group member maintains an ownership interest in, or compensation arrangement with, any Company Group member in contravention of the Fraud and Abuse Laws.

(j)            Company Group maintains a “Compliance Program and Code of Conduct” that includes the seven elements of an effective compliance plan in material compliance with the Department of Health and Human Services Office of Inspector General Compliance Program Guidances for Hospices and Home Health Agencies.  Each Company Group member investigates any reports of alleged compliance violations, conducts internal audits and takes corrective action, when appropriate, including repayment of any overpayments.

4.30.       Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of any Company Group member.

4.31.       Guarantees.  No Company Group member has guaranteed or is otherwise liable for any liability (including indebtedness) or obligation of any other Person.

Article 5
Representations and Warranties of Buying Parties

Buying Parties represent and warrant to Company that the statements contained in this Article 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 5).

5.1.         Authority as to Execution.   Each Buying Party has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by each Buying Party and, assuming the due authorization, execution and delivery of this Agreement by Company and Equityholders, this Agreement constitutes a legal, valid and binding obligation of each Buying Party, enforceable against Buying Parties in accordance with its terms.  The execution and delivery of this Agreement, the performance by each Buying Party of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of such Buying Party.

5.2.         Organization and Entity Authority.  Each Buying Party is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.  Each Buying Party has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as currently conducted.   Each Buying Party is duly licensed or qualified to do business as a foreign corporation under the laws of each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on the ability of Buying Parties to perform their respective obligations under this Agreement.

5.3.         No Violation of Law.   The execution, delivery and performance by Buying Parties of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of, result in the breach of, or accelerate or permit the acceleration of any performance required by the terms of, any contract, agreement, arrangement or undertaking to which either Buying Party is a party or by which either Buying Party’ assets may be bound; any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority to which either Buying Party is subject or by which either Buying Party’s assets may be bound; or any applicable law, ordinance, rule or regulation of any governmental body, (ii) violate either Buying Party’s organizational documents, (iii) result in the creation of any claim, lien, charge or encumbrance upon any of Buying Parties’ assets, or (iv) in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any Licenses, except in each case, as would not, individually or in the aggregate, have a material adverse effect on the ability of Buying Parties to perform their respective obligations under this Agreement.

5.4.         Commissions.   Except for the fees payable to Stoneridge Partners, which fees shall be paid by Parent, neither Buying Party has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

5.5.         Consents.

(a)           Except for applicable healthcare regulatory filings, the execution, delivery and performance of this Agreement by Buying Parties will not, as of the Closing Date, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authorities except (i) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, have a material adverse effect on the ability of Buying Parties to perform their obligations under this Agreement, and (ii) as may be necessary as a result of any facts or circumstances relating solely to Company Group.

(b)           the execution, delivery and performance of this Agreement by Buying Parties will not, as of the Closing Date, require any third party consents, approvals, authorizations or actions, except where failure to obtain such consents, approvals, authorizations or actions would not, individually or in the aggregate, have a material adverse effect on the ability of Buying Parties to perform their respective obligations under this Agreement.

5.6.         Litigation.  There are no actions, suits or proceedings pending, or, to Purchaser’s knowledge threatened in writing against either Buying Party that seek to prohibit or materially and adversely restrict or delay the consummation of the transactions contemplated by this Agreement.  Neither Buying Party is the subject of any judgment, order, writ, injunction or decree, other than those of general application, or that seeks to prohibit or materially and adversely restrict or delay the consummation of the transactions contemplated by this Agreement.

Article 6
Covenants of Company and Equityholders

6.1.         Resignations.  Company shall obtain the written resignations of all directors and officers of each Company Group member as are requested by Purchaser, such resignations to be effective as of the Closing Date.  To the extent that any such officer or director is also an employee of a Company Group member, such resignation shall be applicable only to the individual’s position as an officer or director and not to such individual’s employment.

6.2.         Conduct of Business.  From the date of this Agreement until the Closing Date, Company agrees to cause Company Group to use its commercially reasonable efforts to operate and carry on the Business in substantially the same manner heretofore conducted and not make other than in the ordinary course of business, any material change in its personnel, operations, finances, accounting policies, or personal property, without the prior written consent of Purchaser, including without limitation, the filing of all requisite cost reports, claims and other reports related to the Business required to be filed in connection with all Programs due on or before the Closing Date.  Between the date of this Agreement and the Closing Date, Company agrees to cause Company Group to use commercially reasonable efforts to retain its present employees and preserve the goodwill and business of their patients, customers, suppliers, and others having business relations with them, and to conduct the financial operations of the Business in accordance with its existing business practices.  From the date of this Agreement to the Closing Date, Company agrees, and agrees to cause Company Group, to not do any of the following in connection with its ownership and operation the Business or Company Group’s assets without Purchaser’s prior written consent:

(a)           take any action or fail to take any action which would reasonably be expected to result in the lapse or revocation of any License or Health Care License;

(b)           default in any material respect under any Company Group Contract;

(c)           enter into any contract, agreement, lease or other commitment that, if it would have been entered into before the date hereof, would have been a Company Group Contract, except in the ordinary course of business;

(d)           sell or agree to sell the Business or any material portion of the Business, Company Group’s assets or any equity interest held by Company in any Subsidiary;

(e)           hire any employees other than in the ordinary course, increase any compensation to employees except for increases committed to prior to the date of this Agreement, enter into any employment agreement, or pay or promise to pay any fringe benefit, bonus or special compensation to employees, in each case except in the ordinary course of business (which shall exclude any bonus or special compensation relating to the transactions contemplated by this Agreement unless such amounts are scheduled and paid out of the Purchase Price at Closing), other than as otherwise contemplated in this Agreement;

(f)            encumber any of Company Group’s assets, other than by Permitted Encumbrances;

(g)           amend Company’s certificate of incorporation or bylaws;

(h)           declare or pay any dividend or make a distribution in respect of Company’s capital stock in property or other assets; provided, however, that Company may distribute cash to the extent such cash is not required to satisfy prior to Closing any Company Group Debt;

(i)            acquire any material properties or assets, except in the ordinary course of business;

(j)            issue any securities relating to the capital stock of any Company Group member, grant, or enter into any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to its capital stock, or redeem, repurchase or otherwise reacquire any of the capital stock of any Company Group member except as contemplated by this Agreement;

(k)           maintain its books of account other than in the usual, regular and ordinary manner and on a basis consistent with prior periods;

(l)            cancel or permit any insurance, bond, surety instrument or letter of credit to lapse or terminate, except in the ordinary course of business or unless renewed or replaced by like coverage; or

(m)          agree or commit to do any of the foregoing.

6.3.         Notice.  From the date of this Agreement to the Closing Date, Company agrees to promptly advise Buying Parties of the occurrence of any lapse or revocation of any License, or any governmental audits, reimbursement obligations, inspections, investigations or citations with respect to the Business or Company Group’s assets, and of which Company Group has received written notification.

6.4.         Collection Practices.  Company agrees to cause Company Group to not deviate from its current lawful practices with respect to the collection of accounts receivable.

6.5.         Cooperation.  From the date of this Agreement to the Closing Date, Stockholder Representative and Company agrees to cooperate in good faith with Buying Parties in order to obtain all governmental, regulatory and other third party consents and approvals which are necessary or desirable to consummate the transactions contemplated under this Agreement.  Equityholders and Company agrees to use good faith efforts to cause each of the conditions to Buying Parties’ obligation to close the transactions contemplated by this Agreement set forth in Article 9 to be satisfied on or prior to the Closing Date.

6.6.         No-Shop Clause.  From and after the date of this Agreement until the termination of this Agreement, Company and each Equityholder agrees to not, without the prior written consent of Buying Parties: (i) solicit, initiate or encourage any inquiries, discussions or the making of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; or (iii) enter into any agreement, arrangement or understanding regarding an Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the transactions contemplated herein.

6.7.         Notification.  Between the date of this Agreement and the Closing, Company and Equityholders shall promptly notify Purchaser in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of the Equityholder’s representations and warranties made as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Company’s or any Equityholder’s discovery of, such fact or condition.  Should any such fact or condition require any change to the Schedules, Company shall promptly deliver to Purchaser a supplement to the Schedules specifying such change.  Such delivery shall not affect Buying Parties’ right to terminate this Agreement under paragraph 11.1(c) or AFAM Indemnified Persons’ indemnification rights under Article 12.  During the same period, Company and Equityholders shall also promptly notify Purchaser of the occurrence of any breach of any covenant of Company in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 9 impossible or unlikely.

6.8.         Restrictive Covenants.

(a)           Each Equityholder of Company Common Stock agrees that it shall not, for the period commencing on the Closing Date and continuing for three (3) years thereafter, engage directly or indirectly, individually, or through any Person or affiliate in which Equityholder has any interest, including, without limitation, as a shareholder, owner, member, partner, investor or otherwise, in the home health business (consisting of providing nursing, therapy and/or supportive care services), in the State of Ohio and in the following counties in Pennsylvania: Crawford, Venango, Clarion, Armstrong, Mercer, Lawrence, Butler, Beaver and Allegheny (collectively, the “Territory”).  The restrictive covenant set forth in this paragraph 6.8 shall exclude (i) investment in the businesses listed on Schedule 6.8, (ii) passive investments made after the Closing Date, (iii) investments made after the Closing Date in a business that does not derive more than 10% of its revenues from the home health care business in the Territory, and (iv) Sante’ Rehabilitation’s pediatric therapy business.

(b)           Each Equityholder agrees that it shall not solicit for the period commencing on the Closing Date and continuing for three (3) years thereafter, directly or indirectly, individually or through a person, partnership, joint venture, affiliate, corporation or other entity in which such Equityholder has an interest, the patients or referral sources of the Business.  Notwithstanding the foregoing, the restriction contained in this paragraph 6.8(b) and paragraph 6.9(b) below as it pertains to Harbinger Mezzanine Partners, L.P. shall be limited to direct (as opposed to indirect) solicitations only.

6.9.         Key Employees.

(a)           Equityholders acknowledge that Purchaser’s obligation to close the transactions contemplated by this Agreement is conditioned upon Purchaser entering into employment agreements or other arrangements, on terms acceptable to Purchaser in its sole discretion, with Nancy Diller and Todd Morgan (together, “Key Employees”).  Equityholders further acknowledge that such arrangements may include restrictive covenants, including noncompetition covenants.

(b)           Each Equityholder agrees not to directly or indirectly, individually, or through any Person or affiliate in which Equityholder has any interest, including, without limitation, as a shareholder, owner, member, partner, investor or otherwise, solicit or hire any Key Employee of the Business for a period of three years after the date of this Agreement excluding solicitations and hirings through general advertisements not directed by any particular individual.

6.10.       Confidential Information.

(a)           Each Equityholder agrees that it shall (i) maintain the strict confidence of, undertake all necessary steps to avoid divulging or disclosing, and preserve and protect the confidential information, trade secrets, customer lists, business records, and financial records of the Business (collectively, “Trade Secrets”) possessed by such Equityholder from disclosure to, or access or use by, any person or entity, including any competitor or potential competitor of the Business, and (ii) not use Trade Secrets to compete, directly or indirectly, with the Business, nor attempt to otherwise take commercial advantage of the Trade Secrets.  Each Equityholder acknowledges that the Trade Secrets constitute valuable, special and unique property of the Business being acquired by Purchaser.

(b)           Each Equityholder agrees to deliver to Purchaser any and all papers, books, records, documents, memoranda and manuals, including all copies thereof, whether hard or digital copies, belonging or relating to the Business, or containing any Trade Secrets or destroy the same.

(c)           Each Equityholder agrees that, if at any time after Closing, such Equityholder determines that it has any Trade Secrets in its possession or control, such Equityholder shall immediately deliver all such Trade Secrets to Purchaser, including all copies or portions thereof.

6.11.       Attorney’s Fees.  In the event of any litigation with respect to enforcement of paragraphs 6.8 through 6.10, the non-prevailing party in such litigation shall be responsible for and pay all fees and expenses, including, without limitation, court costs and reasonable attorney’s fees, incurred by the prevailing party.

6.12.       Construction.  The parties agree that the restrictions set forth in paragraphs 6.8 through 6.10 are reasonable and necessary to preserve the legitimate business interests of Company Group and Purchaser and that the maximum protection available under the Legal Requirements shall be provided to Company Group and Purchaser by this Agreement to protect Company Group’s and Purchaser’s interests in the Business and confidential information and that, if the restrictions imposed hereby are held by any court to be invalid, illegal or unenforceable as to time, territory, scope or otherwise, this Agreement shall be construed to impose restrictions which are valid, legal and enforceable as to time, territory, scope or otherwise, as the case may be, to the maximum extent permitted under applicable law.

6.13.       General Release.  Effective upon the Closing, each Equityholder, on such Equityholder’s own behalf and on behalf of the Equityholder’s affiliates, heirs, administrators, directors, officers, employees, successors and assigns and any other Person that may claim by, through or in the right of such Equityholder (collectively, “Releasors”), hereby irrevocably waives, releases and discharges Company Group and its present and former directors, officers, agents, employees and representatives (collectively, “Releasees”) from any and all Losses, liabilities or obligations to Releasors of any kind or nature whatsoever, whether in their capacity as an Equityholder, officer or director of Company or otherwise, whether for indemnification, contribution or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise at law or equity including any organizational documents of Company Group, and Releasors shall not seek to recover any amounts or any other remedy in connection therewith or thereunder from any Releasee; provided that the release hereunder shall not release any rights or claims under this Agreement or the transactions contemplated hereby.

6.14.       Distribution of Cash.  Immediately prior to Closing, Company Group shall distribute all cash (excluding the amount to cover outstanding checks) to Securityholder Representative for the benefit of the Equityholders.

Article 7
Covenants of Buying Parties

7.1.         Cooperation.   From the date of this Agreement until the Closing Date, Buying Parties agree to cooperate in good faith with Company in order to obtain all governmental, regulatory and other third party consents and approvals which are necessary or desirable to consummate the transactions contemplated under this Agreement.  Buying Parties agree to use good faith efforts to cause each of the conditions to Equityholders’ obligations to close the transactions contemplated by this Agreement set forth in Article 10 to be satisfied on or prior to the Closing Date.  Buying Parties agree to offer Kristina Curry continued employment after Closing for a period of not less than six (6) months at her current compensation level to manage Company Group’s workers compensation claims.

Article 8
Regulatory and Other Matters

8.1.         Approval of Transfer.  From the date of this Agreement until the Closing Date, each of Company and Buying Parties agree to use its commercially reasonable best efforts, including the filing and submission of all necessary and appropriate applications and documents, to obtain the approvals and consents of all applicable governmental and regulatory authorities and any other third party necessary for the consummation of the transactions contemplated by this Agreement.

8.2.         Medicare Change of Ownership Filings.  Each of Company and Buying Parties agrees, as soon as reasonably possible after the execution of this Agreement, to make its Medicare Form 855 change in control filings.

8.3.         Access to Personnel and Records.  From the date of this Agreement until the Closing Date, Company agrees to give Buying Parties, and Buying Parties’ counsel, accountants, consultants and other agents and representatives, access during normal business hours and upon reasonable request and upon reasonable notice, to its properties, books, contracts, commitments and records relating to the operations of the Business.  The review of any such Business records shall be conducted subject to the site and business hours limitations requested by Company to the extent reasonably possible and shall designed so as to minimize any disruption to the Business and shall be subject to the confidentiality provisions of this Agreement and applicable laws

8.4.         Confidentiality and Announcements.  Except as and to the extent required by applicable law, without the prior written consent of the other party, none of Equityholders, Company or Buying Parties shall, and each will direct its respective representatives not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise disclose or to permit the disclosure of, the terms of the transaction contemplated by this Agreement.  Notwithstanding the foregoing, (i) Buying Parties may make such disclosures as are necessary or desirable in connection with the disclosure that is required by Legal Requirements or the rules of any exchange or the listing rules of the Nasdaq Capital Market or any other applicable market, or otherwise with respect to Parent’s public company status, and (ii) Equityholders may disclose the transaction (excluding financial terms) in their various marketing materials, but only after Buyer Group’s public announcement of the transaction.  The parties agree to consult with each other to prepare a mutually acceptable press release to be issued immediately following execution of this Agreement and the Closing.

8.5.         Further Assurances.  The parties agree to execute and deliver any and all papers and documents which may be reasonably necessary to carry out the terms of this Agreement.

8.6.         Tax Matters.

(a)           After the Closing Date, Purchaser and Stockholder Representative (i) shall provide, or shall cause to be provided, to and by each other and each other’s respective subsidiaries, affiliates, officers, employees and representatives, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, or the conduct of any audit or defense of any litigation or other Proceeding with respect to any tax liability of Company Group for any period prior to or including the Closing Date, and (ii) shall retain, or shall cause to be retained, for the appropriate period, any records or information that may be relevant to any such return or audit.  The assistance provided for in this paragraph 8.6(a) shall include providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such return, audit, litigation or Proceeding, including, without limitation, records, returns, schedules, documents, work papers, opinions, letters, memoranda or other relevant materials relating thereto.  All such materials and information shall be held in confidence by the recipient thereof and shall not be disclosed by the recipient in any manner whatsoever and shall not be used by the recipient other than in connection with such return, audit or litigation without the written consent of the supplier of the information, except as required by Legal Requirements.  The party hereto requesting the assistance provided for in this paragraph 8.6(a) shall reimburse the party whose assistance is requested for reasonable out-of-pocket costs incurred by it in providing such assistance and shall bear all costs or expenses incurred in connection with the provision of such assistance by any outside representatives or consultants (other than such out-of-pocket or other costs or expenses subject to any indemnification hereunder).  The term “audit” as used in this paragraph 8.6(a) shall include any inquiry, examination or other conduct of any Governmental Authority or any judicial or administrative proceedings.

(b)           Each Equityholder, severally and not jointly, based on his, her or its Pro Rata Share of the Purchase Price, agrees to indemnify, defend and hold each AFAM Indemnified Person harmless from any Taxes, or Losses attributable to Taxes (or the non-payment thereof) of any Company Group member or Equityholder for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (a “Pre-Closing Tax Period”), including without limitation, any Taxes or Losses resulting from a breach of the representations in paragraph 4.4.  The procedures for indemnification pursuant to this paragraph 8.6(b) shall be the same as set forth in paragraph 12.4.

(c)           For purposes of this paragraph 8.6, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any Taxes based on or measured by income or receipts of the Company Group for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), and (ii) the amount of other Taxes of the Company Group for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.  For the avoidance of doubt, any Tax deduction attributable to the payments by the Company to the holders of Company Options in respect of their Company Options pursuant to paragraph 2.4 shall be treated as attributable to the Pre-Closing Tax Period ending on the Closing Date.

(d)           Stockholder Representative shall prepare and file or cause to be prepared and filed all Tax Returns of the Company Group for all Tax periods ending on or before the Closing Date (“Pre-Closing Tax Returns”).  The Pre-Closing Tax Returns shall be prepared and filed in a manner consistent with past custom and practice associated with the Tax Returns filed on or prior to the Closing Date by the Company Group, except as required by a change in applicable law.  Equityholders shall be responsible for payment of any Taxes due in respect of the Pre-Closing Tax Returns.  Stockholder Representative shall cause drafts of each Pre-Closing Tax Return to be delivered to Purchaser for comment and approval, which approval shall not be unreasonably withheld, no later than thirty (30) days prior to the due date for filing any such Pre-Closing Tax Return (taking into account any applicable extensions of time to file).  Purchaser shall cause the Company Group to furnish Stockholder Representative with all information reasonably requested by Stockholder Representative, and shall otherwise cooperate with Stockholder Representative, to allow Stockholder Representative to satisfy its obligations under this paragraph in accordance with past custom and practice (including, without limitation, causing appropriate officers of the Company to sign or provide a power of attorney with respect to any Pre-Closing Tax Returns).  For purposes of this paragraph 8.6(d), Purchaser shall be deemed to approve a Pre-Closing Tax Return if Purchaser fails to provide notice to Stockholder Representative (including an explanation containing information reasonably necessary to inform Stockholder Representative of the nature of Purchaser’s comments) within fifteen (15) days after the day on which the Pre-Closing Tax Return is deliver to Purchaser.

(e)           Purchaser shall prepare and file or cause to be prepared and filed all Tax Returns of the Company Group other than those described above in paragraph 8.6(d).  Purchaser shall be responsible for payment of any Taxes due in respect of such Tax Returns; provided, however, Equityholders shall be responsible for payment of all Taxes shown as due on any Tax Returns relating to a Straddle Period (“Straddle Period Tax Returns”) attributable to the portion of the Straddle Period ending on the Closing Date (as provided under paragraph 8.6(c)).  Purchaser shall cause drafts of each Straddle Period Tax Return to be delivered to Stockholder Representative for comment and approval, which approval shall not be unreasonably withheld, no later than thirty (30) days prior to the due date for filing any such Straddle Period Tax Return (taking into account any applicable extensions of time to file). Purchaser shall cause the Company to furnish Stockholder Representative with all information reasonably requested by Stockholder Representative to allow Stockholder Representative to complete such review.  Equityholders shall pay, or cause to be paid, to the Company the portion of all Taxes shown as due (or required to be shown as due) on any Straddle Period Tax Returns for which they are responsible pursuant to this paragraph 8.6(e) no less than the later to occur of (i) ten calendar days prior to the date on which any the Straddle Period Tax Return is filed, or (ii) seven calendar days after written request therefore is delivered to Stockholder Representative by Purchaser or the Company specifying in reasonable detail the amounts required; provided, however, that no such payment shall be required fewer than fifteen calendar days after Purchaser has delivered a Straddle Period Tax Return to Stockholder Representative for review and approval as contemplated hereunder.  For purposes of this paragraph 8.6(e), Stockholder Representative shall be deemed to approve a Straddle Period Tax Return if Stockholder Representative fails to provide notice to Purchaser (including an explanation containing information reasonably necessary to inform Purchaser of the nature of Stockholder Representative’s comments) within fifteen (15) days after the day on which the Straddle Period Tax Return is delivered to Stockholder Representative.

(f)            If any Governmental Authority issues to Company Group or the Purchaser a written notice of intent to conduct an audit or other Proceeding with respect to the Taxes or Tax Returns of Company Group for any period (or portion thereof) ending on or before the Closing Date or to assess Tax against Company Group or Equityholders for a period (or portion thereof) ending on or before the Closing Date, the Purchaser shall notify Stockholder Representative in writing within 15 days of receipt, but no failure to give such notice shall relieve Equityholders of any liability hereunder except to the extent, if any, that the rights of Equityholders with respect to such claim are actually prejudiced.  Stockholder Representative shall have the right to engage an accounting firm or tax attorney who will fully participate at all times with the Company’s designated accountants or tax attorney, if any (at the Company’s option), in connection with all matters related to the audit (e.g. responses to all document requests by the taxing authority, meeting with representatives of the taxing authority, any settlement discussions or offers, etc.).  If the audit involves only periods and issues preceding the Closing Date, Stockholder Representative will take the lead and make all decisions regarding the audit process, subject to the approval of the Company, which shall not be unreasonably withheld.  If the audit involves a Straddle Period or issues that will have an impact on the Company both before and after the Closing Date, Stockholder Representative and the Company will jointly make all decisions regarding the audit, with the consent of all parties not to be unreasonably withheld.  If Stockholder Representative and the Company should disagree on any decision related to the audit, an independent accounting firm mutually agreed upon by Stockholder Representative and the Company shall resolve the disagreement, with the parties hereby agreeing to follow the action recommended by such accounting firm.

(g)           Any Tax refunds that are received by or on behalf of any member of the Company Group, and any amounts credited against Tax to which any member of the Company Group becomes entitled, that relate to the Pre-Closing Tax Period shall be paid to Stockholder Representative (less any required Tax withholding on behalf of Equityholders) when such refund is received or such credit is actually realized.  Any refunds or credits payable to Stockholder Representative pursuant to this paragraph 8.6(g) shall be reduced by any Taxes imposed on Purchaser or any member of the Company Group in respect of the receipt of such refunds or credits and shall be subject to offset by any accrued Tax Obligations.  In the event that any such Tax refund or credit is subsequently disallowed in whole or part by any Governmental Authority, Equityholders shall indemnify Purchaser for the Losses with respect thereto.  Stockholder Representative shall promptly reimburse the Company for any expenses incurred in filing, defending or prosecuting any Tax refund or credit for the Pre-Closing Period.

(h)           Notwithstanding any provision of this Agreement to the contrary, to the extent that a provision of this paragraph 8.6 directly conflicts with a provision of paragraph 12.2, this paragraph 8.6 shall control.

8.7.         Form 8-K Filings.  Company shall cooperate in good faith with respect to Parent’s preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement.  Company shall cooperate in good faith with respect to Parent’s preparation of, and at least five days prior to the Closing, Parent shall prepare a draft Form 8-K announcing the Closing (the “Transaction Form 8-K”).  Prior to Closing, Parent and Company shall prepare the press release announcing the consummation of the transactions contemplated by this Agreement (“Press Release”).  Simultaneously with the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

Article 9
Conditions Precedent to Buying Parties’ Obligations

Buying Parties’ obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions before or at Closing, unless waived by Buying Parties.

9.1.         Representations and Warranties True at Closing.   Each of the representations and warranties of Equityholders contained in this Agreement shall be true and correct (in the case of representations and warranties qualified as to materiality or material adverse effect) or true and correct in all material respects (in the case of other representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except (i) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date and (ii) for changes contemplated by this Agreement), and Parent shall have received a certificate of Stockholder Representative to such effect.

9.2.         Compliance with Agreement.  Company and Equityholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate of Company’s chief executive officer and Stockholder Representative to such effect.

9.3.         Adverse Proceedings.  As of the Closing Date, no suit, action, claim or governmental proceeding is pending or threatened against, and no order, decree or judgment of any court, agency or other governmental authority has been rendered against any party to this Agreement which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

9.4.         Approvals.    Stockholder Representative shall deliver to Purchaser the consents necessary to permit the consummation of the transactions contemplated hereby set forth on Schedule 9.4.

9.5.         Medicare Change in Control.  Company shall have made its Medicare Form 855 change of ownership filings.

9.6.         Opinion of Counsel.  Equityholders shall have caused there to be delivered at Closing an opinion of counsel in form and content of Exhibit B attached hereto.

9.7.         Audited Financial Statements.  Company Group shall provide Parent with such audited financial statements for Company Group for the fiscal year ended December 31, 2010, as necessary for Parent to satisfy the requirements of Item 9.01 of the Securities Exchange Act of 1934 Current Report on Form 8-K, along with the consent, in proper form, of the auditor of the financial statements, to the incorporation by reference of its report on the financial statements into Parent’s registration statements on Form S-3 and Form S-8 with the SEC.

9.8.         Payment of Accounts Payable.  Since December 31, 2010, each Company Group member shall have paid its accounts payable in the ordinary course on a basis consistent with past practices, and as of the Closing Date, each Company Group member shall be current in the payment of its accounts payable consistent with past practices.

9.9.         Resignations and Releases.   Stockholder Representative shall tender the resignations of and releases, in form satisfactory to Purchaser, from each Person serving as a manager, director or officer of any Company Group member, effective as of the Closing.

9.10.       Release of Liens and Guarantees.  Stockholder Representative shall deliver to Purchaser evidence satisfactory to Purchaser of the release by Company Group’s lenders of all liens on the assets of any Company Group member (or a payoff letter satisfactory to Purchaser) and the termination of any guarantee obligations of any Company Group member in favor of Company Group’s lenders.

9.11.       No Company Group Material Adverse Effect.  There shall not have occurred any fact, circumstance, event, change, effect or occurrence that has had or is reasonably likely to have a Company Group Material Adverse Effect.

9.12.       Employment Arrangements.  The Key Employees shall have agreed to continued employment with Company Group on terms reasonably satisfactory to Purchaser and shall have entered into written agreements setting forth noncompetition and other restrictive covenants reasonably satisfactory to Purchaser.

9.13.       Release of Severance and Change-in-Control Arrangements.  Each Person who has a severance or change-in-control or similar agreement entitling such Person to a payment from any Company Group member in connection with the transactions contemplated by this Agreement shall have released Company Group from such obligation as of the Closing Date, in a form reasonably satisfactory to Purchaser.  Equityholders acknowledge that any payment of such compensation or fees by Buying Parties, their affiliates or any Company Group member of any such compensation or fees after the Closing Date shall be paid out of the Purchase Price at Closing.

9.14.       Acquisition of all Company Equity.  This Agreement must be executed and delivered by all Equityholders and Purchaser must acquire all Company Equity at Closing excluding Company Options which shall be cancelled as provided in paragraph 2.4.

9.15.       Payoff of all Company Indebtedness.  All Debt must be paid and satisfied in full out of the Purchase Price at Closing.

9.16.       Termination of Management Agreement.  The Management Agreement with Transition Capital Partners, Ltd. (“TCP”) must have been terminated and TCP must have executed a general release of Company Group in form reasonably satisfactory to Purchaser.

9.17.       FIRPTA.  Company shall deliver a properly and duly executed certification certifying in accordance with IRC § 1445 for purposes of satisfying Purchaser’s obligations under Treasury Regulations 1.1445-2(c)(3).

9.18.       Release by Holders of Company Options.  Each holder of a Company Option must have executed a release in form satisfactory to Purchaser of any rights of the holder with respect to such Company Options and related Company Group incentive plans.

Article 10
Conditions Precedent to Equityholders’ Obligations

Equityholders’ obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions prior to or at Closing, unless waived by Stockholder Representative:

10.1.       Representations and Warranties True at Closing.   Each of the representations and warranties of Buying Parties contained in this Agreement shall be true and correct (in the case of representations and warranties qualified as to materiality or material adverse effect) or true and correct in all material respects (in the case of other representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except (i) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date and (ii) for changes contemplated by this Agreement), and Stockholder Representative shall have received a certificate of Purchaser’s chief executive officer to such effect.

10.2.       Compliance with Agreement.  Each Buying Party shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Company shall have received a certificate of Purchaser’s chief executive officer to such effect.

10.3.       Adverse Proceedings.   As of the Closing Date, no order, decree or judgment of any court, agency or other governmental authority has been rendered against any party to this Agreement which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

10.4.       Medicare Change in Control.  Buying Parties shall have made their Medicare Form 855 change of ownership filings and all required filings necessary to transfer or change the ownership of Health Care Licenses and taken all commercially reasonable efforts that can be taken prior to Closing to obtain Governmental Authority consent to such transfer of Health Care Licenses.

Article 11
Termination of Agreement

11.1.       Termination.  This Agreement and the transactions contemplated hereby may be terminated or abandoned at any time before the Closing Date:

(a)           by mutual consent of Stockholder Representative and Buying Parties;

(b)           by Stockholder Representative, on the one hand, or Buying Parties, on the other hand, if a Closing does not occur on or before August 31, 2011;

(c)           by Buying Parties, if there has been a material misrepresentation in this Agreement by Equityholders, or a material breach by Company or Equityholders of any of their warranties or covenants set forth in this Agreement, Buying Parties have notified Stockholder Representative of the breach, and such breach has continued without cure for a period of 20 Business Days after the notice of breach;

(d)           by Stockholder Representative if there has been a material misrepresentation in this Agreement by any Buying Party, or a material breach by any Buying Party of any of its warranties or covenants set forth in this Agreement, Company has notified Buying Parties of such breach, and such breach has continued without cure for a period of 20 Business Days after the notice of breach; and

(e)           by Buying Parties, if Company or an Equityholder has breached any representation, warranty, covenant or other agreement contained in paragraph 6.6 of this Agreement.

Article 12
Indemnification

12.1.       Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement shall survive the Closing for a period of 24 months; provided, however, that (i) the “Taxes” representation in paragraph 4.4 will survive for the greater of 36 months or the applicable statute of limitations and (ii) the “Billing Practices” representation in paragraph 4.28 will survive for 36 months.

12.2.       Indemnification of AFAM Indemnified Persons.

(a)           General.  Subject to the limitations in paragraph 12.6, Equityholders agree jointly and severally solely with respect to any Losses paid out of the Escrow Amount and severally and not jointly based on their respective Pro Rata Share with respect to any individual indemnification obligation under this Agreement to indemnify, defend and hold Buying Parties and their respective officers, directors, shareholders, agents, affiliates, direct and indirect subsidiaries (including each Company Group member`` after Closing) and attorneys (each a “AFAM Indemnified Person” and collectively, “AFAM Indemnified Persons”) harmless from, against and in respect of, and shall reimburse each AFAM Indemnified Person for, any damage, liability, loss, offset, recoupment, cost or expense (including reasonable attorneys’ fees) but excluding lost business opportunities, lost profits and incidental, special, exemplary or consequential damages (collectively, “Losses”) incurred by a AFAM Indemnified Person resulting from or arising out of any of the following:

(i)            any breach of Company Group’s or any Equityholder’s representations, warranties or covenants in this Agreement or any schedule or certificate delivered pursuant to this Agreement;

(ii)           any brokerage or similar fee due to any agent of Company Group or any Equityholder with respect to the transactions contemplated by this Agreement;

(iii)          fees, compensation or other expenses, including legal, accounting, tax and advisor expenses of Company Group or Equityholders arising out of or with respect to the transactions contemplated by this Agreement; and

(iv)          any failure by Company Group to have paid, as of the Closing Date, its accounts payable in the ordinary course on a basis consistent with past practices or in accordance with the terms of the applicable account payable, or any failure of Company Group, as of the Closing Date, to be current in the payment of its accounts payable consistent with past practices.

(b)           Audits, Investigations, Refund Obligations and Other Pre-Closing Liabilities.  Subject to the limitations in paragraph 12.6, Equityholders agree, jointly and severally solely with respect to any Losses paid out of the Escrow Amount and severally and not jointly based on their respective Pro Rata Share with respect to any individual indemnification obligation under paragraphs 8.6(b), 12.2(b)(ii) and 12.2(b)(iii) of this Agreement, to indemnify, defend and hold each AFAM Indemnified Person harmless from, against and in respect to, and reimburse such AFAM Indemnified Person on demand for, any Losses resulting from or arising out of any of the following:

(i)            [reserved]

(ii)           any audit or investigation by Medicaid or Medicare authorities or Third Party Payors concerning the operation of the Business or Company Group’s participation in any Programs before the Closing, or any amounts paid to Company Group with respect to the operation of the Business or participation in any Programs prior to the Closing Date; and

(iii)          any assessment, adjustments, suspensions or offsets made against any Company Group member, the Business or an AFAM Indemnified Person as a result of a Medicaid, Medicare, other Government Authority or regulatory or other Third Party Payor audit or investigation regarding the operation of the Business or Company Group’s participation in any Programs prior to the Closing Date.

12.3.       Indemnification of Equityholders.  Purchaser agrees to indemnify, defend and hold Equityholders and their respective agents, affiliates, successors and assigns (each a “Company Indemnified Person” and collectively, “Company Indemnified Persons”) harmless from and against, and reimburse each Company Indemnified Person on demand for, any Losses incurred by such Company Indemnified Person resulting from or arising out of any of the following:  (i) any breach of Buying Parties’ representations, warranties or covenants in this

Agreement or any certificate delivered pursuant to this Agreement; and (ii) any brokerage or similar fee due to any agent of Buying Parties.

12.4.       Exclusive Remedy; Release and Waiver of Right to Indemnification.

(a)           Except for (i) claims based on fraud, (ii) equitable relief and specific performance, (iii) Losses relating to a breach of paragraph 4.4 (Taxes) or pursuant to the express indemnification right under paragraph 8.6(b) (Taxes) and (iv) Losses relating to a breach of paragraph 4.28 (Billing Practices) or pursuant to the express indemnification right under paragraphs 12.2(b)(ii) and 12.2(b)(iii) (Reimbursement Obligations), recovery from the Escrow Amount shall be the sole and exclusive remedy after the Closing Date for any Losses incurred by any AFAM Indemnified Person arising out of, related to or otherwise by virtue of any breach or claim in connection with this Agreement or any transaction contemplated hereby, regardless of the cause of action.  No AFAM Indemnified Person shall be entitled to make any claim directly against any Equityholder after the Closing Date for any Losses arising out of, related to or otherwise by virtue of any breach or claim in connection with this Agreement or any transaction contemplated hereby, regardless of the cause of action, except for (A) claims based on fraud, (B) Losses arising out of a breach of Equityholders’ representations in paragraph 4.4 (Taxes), (C) indemnification claims under paragraph 8.6(b) (Taxes) or (D) Losses relating to a breach of paragraph 4.28 (Billing Practices) or pursuant to the express indemnification right under paragraphs 12.2(b)(ii) and 12.2(b)(iii) (Reimbursement Obligations), and in such cases, no Equityholder shall be liable for any Losses that exceed such Equityholder’s Pro Rata Share of the indemnification amount payable pursuant to this Agreement, but in no event to exceed Equityholder’s Pro Rata Share of the Purchase Price; provided, however, liability for matters described in clause (D) above and AFAM Indemnified Persons right of recovery shall be limited as provided in paragraph 12.6(b)(ii).

(b)           No Equityholder shall have any right of contribution, right of indemnity or other right or remedy against any AFAM Indemnified Person or any Company Group member in connection with any indemnification claim by an AFAM Indemnified Person.  Each Equityholder hereby acknowledges and agrees that, effective as of the Closing Date, such Equityholder waives and releases any statutory or contractual right, or any right under the organization documents (articles of incorporation, bylaws or comparable documents) to indemnification by any Company Group member, whether such indemnification right is as a result of such Equityholder serving as a director, officer, employee, agent of a Company Group member or in any other capacity.

12.5.       Procedure for Indemnification.

(a)           An AFAM Indemnified Person seeking indemnification under paragraphs 12.2 or 8.6(b) shall give written notice to Stockholder Representative specifying the basis on which indemnification is sought in reasonable detail and such other information known to such AFAM Indemnified Person regarding the indemnification claim, promptly, but in no event later than 10 Business Days, after such AFAM Indemnified Person learns of the claim or proceeding; provided that the failure to give such notice shall not affect the rights to indemnification hereunder if such AFAM Indemnified Person uses its best efforts to mitigate damages and such failure to give notice does not prejudice the right of Stockholder Representative to defend the claim.

(b)           A Company Indemnified Person seeking indemnification under paragraph 12.3 shall give written notice to Purchaser specifying the basis on which indemnification is sought in reasonable detail and such other information known to such Company Indemnified Person regarding the indemnification claim, promptly, but in no event later than 10 Business Days, after such Company Indemnified Person learns of the claim or proceeding; provided that the failure to give such notice shall not affect the rights to indemnification hereunder if such Company Indemnified Person uses its best efforts to mitigate damages, except to the extent Buying Parties, Company Group or Company Group’s Business is actually prejudiced.

(c)           With respect to any third-party claims or proceedings as to which an AFAM Indemnified Person or a Company Indemnified Person, as the case may be, (each, a “Claimant”) is seeking indemnification hereunder, Purchaser, in the case of an indemnification claim brought by a Company Indemnified Person, Stockholder Representative in the case of an indemnification claim brought by an AFAM Indemnified Person (each of Purchaser and Stockholder Representative in such cases, the “Counterparty”) shall have the right to select and employ counsel of its own choosing reasonably satisfactory to the Claimant to defend against any such claim or proceeding, to assume control of the defense of such claim or proceeding, and to compromise, settle or otherwise dispose of the same, if the Counterparty deems it advisable to do so, all at the expense of the Counterparty; provided, that the Counterparty conducts the defense actively and diligently and in a manner to minimize the risk of the Claimant becoming subject to any liability for any other material matter.  Further, the Counterparty shall not consent to the entry of any judgment or enter into any compromise or settlement with respect any third-party claim without the prior written consent of the Claimant unless such judgment, compromise or settlement results in the full and general release of the AFAM Indemnified Persons or Company Indemnified Person, as applicable, from all liabilities arising or relating to, or in connection with, the third-party claim, and involves no finding or admission of any violation of laws, rules or regulations or the rights of any Person and has no effect on any other claims that may be made against the Claimant.  The Claimant may elect to participate in the defense of any such third party claim, and may, at its sole expense, retain separate counsel in connection therewith.  Notwithstanding the foregoing, if in the reasonable opinion of the Claimant, any such claim or the litigation or resolution of any such claim involves an issue or matter that could have a material adverse effect on the on the business, operations, condition (financial or otherwise), assets or earnings of the Claimant, the Claimant shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnifiable Losses.  The Claimant shall not settle or compromise any such third party claim without the prior written consent of the Counterparty, which consent shall not be unreasonably withheld.  The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding.

12.6.       Limitations on Indemnification Obligations.

(a)           The period during which claims for indemnification by an AFAM Indemnified Person or by any Company Indemnified Person may be initiated shall commence at the Closing Date and terminate at the date that is 24 months after the Closing Date (the “Claim Period”); provided, however that (x) the period for indemnification for breaches of paragraph 4.4 (Taxes) shall be the greater of 36 months or the applicable statute of limitations and (y) the period for indemnification for breaches of paragraph 4.28 (Billing Practices) shall be 36 months after the Closing Date.  The indemnification obligations under this Article 12 shall terminate on the date that is 24 months after the Closing Date, except for (i) claims for breach of paragraph 4.4 (Taxes) and for indemnification under paragraph 8.6(b) (Taxes), which in each case shall terminate on the date that is the greater of 36 months after the Closing Date or the applicable statute of limitations, (ii) claims for breach of paragraph 4.28 (Billing Practices) and for indemnification under paragraphs 12.2(b)(ii) and (iii) (Reimbursement Obligations), which shall terminate on the date that is 36 months after the Closing Date and (iv) matters as to which an AFAM Indemnified Person or a Company Indemnified Person has made a claim for indemnity on or before expiration of the applicable survival period, which claim shall survive the expiration of such period until such claim is finally resolved in accordance with the terms of this Article 12 and the Escrow Agreement and any obligations with respect thereto are fully satisfied.

(b)           No AFAM Indemnified Person may recover from the Escrow Amount in respect of any claim for indemnification, unless and until indemnifiable Losses of the AFAM Indemnified Persons have been incurred, paid or properly accrued in an aggregate amount greater than $300,000 (the “Indemnification Deductible”) and AFAM Indemnified Persons’ right to recover is limited to the amount in excess of the Indemnification Deductible and shall be limited to the Escrow Amount; provided, however, that:

(i)            with respect to Tax Obligations, AFAM Indemnified Persons’ right to recover from Equityholders and the Escrow Amount is not limited to the Escrow Amount, is capped at the Purchase Price, is not subject to the Indemnification Deductible; during the General Escrow Period, AFAM Indemnified Persons shall first seek recovery from the Escrow Amount until such time as the balance of the Escrow Amount is $1,000,000 or less, in which case the AFAM Indemnified Person may continue to seek recovery from the Escrow Amount or may demand and seek payment from the Equityholders (severally and not jointly based on their respective Pro Rata Share);

(ii)           with respect to Reimbursement Obligations, AFAM Indemnified Persons’ right to recover from Equityholders and the Escrow Amount is not subject to the Indemnification Deductible but is limited to a maximum amount of $3,500,000 (the “Reimbursement Cap”); during the General Escrow Period, AFAM Indemnified Persons shall first seek recovery from the Escrow Amount until such time as the balance of the Escrow Amount is $1,000,000 or less, in which case AFAM Indemnified Persons may continue to seek recovery from the Escrow Amount or may demand and seek payment from the Equityholders (severally and not jointly based on their respective Pro Rata Share) for the balance of the claims up to the Reimbursement Cap. After the General Escrow Period, the AFAM Indemnified Persons shall seek recovery from the Escrow Amount until such time as the Escrow Amount are depleted and then the AFAM Indemnified Persons shall demand and seek payment from the

Equityholders (severally and not jointly based on their respective Pro Rata Share) for the balance of the claims up to the Reimbursement Cap.

Notwithstanding the foregoing provisions of this paragraph 12.6(b)(ii), if as a result of an internal review, audit or other internal investigation, Purchaser believes a Reimbursement Obligation exists pursuant to a legal or other obligation to self-report (“Self Reporting Obligation”), it shall notify the Stockholder Representative of its determination. Purchaser and the Stockholder Representative shall meet and seek to determine together whether a Self-Reporting Obligation exists.  If Purchaser and Stockholder Representative are unable to reach consensus within 30 days, each of Purchaser and Stockholder Representative shall select an independent consultant (who shall be reasonably acceptable to the other party) and together with the parties respective consultants, the parties shall seek to determine whether a Self Reporting Obligation exists.  If the consultants reach consensus that a Self-Reporting Obligation does in fact exist, the AFAM Indemnified Persons shall be entitled to indemnification for Reimbursement Obligations subject to the limits contained in this paragraph 12.6(b)(ii).  If the consultants reach consensus that a Self-Reporting Obligation does not in fact exist, then the AFAM Indemnified Persons shall not be entitled to indemnification for Reimbursement Obligations.  If the consultants do not reach consensus that a Self-Reporting Obligation exists, then Purchaser and Stockholder Representative shall select by mutual agreement a third independent consultant who will then review the findings of the first two consultants and reach a determination whether a Self-Reporting Obligation does in fact exist or not exist.  If the third independent consultant determines that a Self-Reporting Obligation does in fact exist, the AFAM Indemnified Persons shall be entitled to indemnification for Reimbursement Obligations subject to the limits contained in this paragraph 12.6(b)(ii).  If the third independent consultant determines that a Self-Reporting Obligations does not in fact exist, then the AFAM Indemnified Persons shall not be entitled to indemnification for any amounts paid by Purchaser or Company Group pursuant to self-reporting to any governmental or non-governmental payor or plan;

(iii)          with respect to Accounts Payable Obligations, AFAM Indemnified Persons’ right to recover is limited to the Escrow Amount, is subject to a separate indemnification deductible of $25,000 (i.e., the Indemnification Deductible does not apply to Accounts Payable Obligations), and AFAM Indemnified Persons are limited to recovery from the Escrow Amount; and

(iv)          with respect to Workers Compensation Obligations, AFAM Indemnified Persons right to recover is limited to 50% of Losses in excess of the WC Reserve up to $1,000,000 of total Losses including claims against the WC Reserve, and thereafter 100% of  Losses with respect to Workers Compensation Obligations up to the Escrow Amount.

(c)           The Company Indemnified Persons may not recover from Purchaser in respect of any claim for indemnification unless and until indemnifiable Losses of Company Indemnified Persons have been incurred, paid or properly accrued in an aggregate amount greater than the Indemnification Deductible.  Once the Indemnification Deductible has been exceeded, the Company Indemnified Persons shall be entitled to recover from Purchaser only indemnifiable Losses in excess of the Indemnification Deductible.

(d)           Solely for purposes of this Article 12 and the determination of the indemnification obligations under paragraph 12.2, any qualifications by the terms “material” or “Material Adverse Effect” set forth in the text of Equityholders’ representations and warranties in Article 4 shall be ignored (i.e., the representations and warranties in Article 4 other than paragraph 4.18 shall be read as though the terms “material” or “Material Adverse Effect” have been deleted.

(e)           The amount of any Losses payable pursuant to this Article 12 with respect to any claim will be net of (i) any insurance proceeds received by the Indemnified Persons in respect of such Loss, and (ii) recoveries from third parties received by the Indemnified Persons in respect of such Loss.  If the Loss is covered by insurance or subject to third party recoveries, but proceeds have not been received, the Indemnified Persons shall use reasonable efforts to recover the amount of such insurance or recoverable from the insurer or third party, and, if applicable, will reimburse the Indemnifying Persons for any Losses already paid hereunder.

(f)            Notwithstanding anything in this Agreement to the contrary, to the extent that AFAM Indemnified Persons obtain payment of Tax Obligations or Reimbursement Obligations out of the Escrow Amount, AFAM Indemnified Persons will have the right, if the Escrow Amount is exhausted, to seek and obtain payment of other indemnification Losses payable pursuant to this Article 12 directly from Equityholders (severally and not jointly based on their respective Pro Rata Share) in an amount equal to the aggregate Tax Obligations and Reimbursement Obligations paid out of the Escrow Amount.

12.7.       Treatment of Indemnity Payments.  All indemnification payments shall be treated as adjustments to the Purchase Price for tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

Article 13
Other Provisions

13.1.       Entire Agreement; Amendment.  All schedules to this Agreement are deemed to be incorporated into and made part of this Agreement.  This Agreement together with the schedules and recitals and the agreements contemplated hereby contains the entire agreement between the parties and there are no agreements, representations, or warranties which are not set forth herein.  This Agreement may not be amended or revised except by a writing signed by Stockholder Representative (on behalf of Equityholders), Company, and Buying Parties.

13.2.       Binding Effect; Assignment.  This Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights hereunder are assignable nor transferable without the prior written consent of the other party.  This Agreement is not intended and must not be construed to create any rights in any Person other than the parties to this Agreement, and no Person may assert any rights as a third party beneficiary.

13.3.       Separate Counterparts.  This Agreement may be executed in several identical counterparts, all of which when taken together constitutes but one instrument, and it will not be necessary in any court of law to introduce more than one executed counterpart in proving this Agreement.  This Agreement may be executed and delivered by fax counterpart signatures, and upon exchange of fax counterpart signatures, this Agreement will be binding upon the parties.

13.4.       Transaction Costs.  Equityholders shall be responsible for any legal, accounting or other fees and expenses incurred by Company Group (prior to Closing) or Equityholders arising out of or relating to this Agreement.   Parent shall be responsible for and shall pay Parent’s and Purchaser’s costs for any legal, accounting and other services attendant to the transactions contemplated by this Agreement.  If any Company Group expenses or fees arising out of the transactions contemplated are accrued and unpaid as of Closing, such fees and expenses shall be paid out of the Purchase Price at Closing.

13.5.       Notices.  Any notice, request, instruction or documents required or permitted hereunder must be in writing and will be deemed given if delivered personally or by certified mail, U.S. mail, national recognized overnight courier service or sent by telex, telecopy or other telecommunication device capable of creating a written record (and promptly confirmed by hard copy delivery) to a party at the address set forth below:

(a)           If to Company or Stockholder Representative:

Evolve Capital, Ltd.

2200 Ross Avenue, Suite 4050

Dallas, TX 75201

Attn:  Jeff Baker

Fax (214) 220-4888

Email:  jeff@evolvecapital.com

with a copy to:

Locke Lord Bissell & Liddell LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201

Attn:  Jack E. Jacobsen

Fax:  (214) 756-8553

Email:  jjacobsen@lockelord.com

(b)           If to Parent or Purchaser:

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky  40223

Attn:  President

Fax:  (502) 891-8067

Email:  williamyarmuth@almostfamily.com

With a copy to:

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202-3363

Attn: Scott W. Dolson

Fax: (502) 581-1087

Email:  sdolson@fbtlaw.com

unless and until notice of another or different address is given as provided herein.

13.6.       Captions.  The captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

13.7.       Gender.  All pronouns used herein will include both the masculine and feminine gender as the context requires.

13.8.       Governing Law; Joint Preparation.  The execution, interpretation, and performance of this Agreement will be governed by the laws of the State of Delaware, without regard to or application of its conflicts of law principles.  This Agreement is deemed to have been prepared jointly by the parties.  Any ambiguity in this Agreement will not be interpreted against either party and will be interpreted as if each of the parties hereto had prepared this Agreement.

13.9.       Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

13.10.     Specific Performance.  Each party acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each party agrees that the other parties shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled, at law or in equity.

13.11.     Rules of Construction.  The parties to this Agreement agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

13.12.     Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED BY THE PARTIES IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 13.12.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CAMBRIDGE HOME HEALTH CARE HOLDINGS, INC.

By	/s/ Michael Bailey

Title:	Vice President

ALMOST FAMILY, INC.

By	/s/ C. Steven Guenthner

Title:	Sr. VP & CFO

NATIONAL HEALTH INDUSTRIES, INC.

By:	/s/ C. Steven Guenthner

Title	Sr. VP & CFO

EVOLVE CAPITAL, LTD.

By:	Evolve Capital GP, LLC
general partner

By	/s/ Jeff Baker

Title:	/s/ Vice President

CAMBRIDGE HOME HEALTH CARE HOLDINGS, INC. EQUITYHOLDERS:

[See attached counterpart signature pages]

Schedules to Cambridge/Almost Family Stock Purchase Agreement

Schedule 1.1	Equityholders’ Pro Rata Share
Schedule 2.2(e)(iii)	Various Closing Payments out of Purchase Price
Schedule 2.4(a)	Company Options
Schedule 4.2	Licenses and Permits
Schedule 4.4	Taxes
Schedule 4.5(a)	Permitted Encumbrances
Schedule 4.5(b)	Real Property Leases
Schedule 4.6	Intellectual Property
Schedule 4.7(a)	Insurance Policies
Schedule 4.7(b)	Insurance Claims
Schedule 4.7(c)	Self Insurance/Excess Insurance
Schedule 4.9	Worker’s Compensation
Schedule 4.10	Contracts and Commitments
Schedule 4.11	Violations of Law
Schedule 4.12	Litigation
Schedule 4.14(a)	Employees
Schedule 4.14(b)	Compensation
Schedule 4.15	Employee Benefits/Company Group Plans
Schedule 4.16(a)	Governmental Consents
Schedule 4.16(b)	Third Party Consents
Schedule 4.18(b)	Liabilities
Schedule 4.19	Absence of Changes
Schedule 4.21	Capitalization
Schedule 4.22	Accounts Receivable
Schedule 4.23	Certain Business Relationships with Affiliates
Schedule 4.24	Programs
Schedule 4.25(a)	Health Care Licenses
Schedule 4.25(c)	Programs
Schedule 4.26	Health Care Enforcement
Schedule 4.28	Billing Practices
Schedule 4.29	Regulatory Compliance
Schedule 6.8	Exceptions to Noncompetition Covenant
Schedule 9.4	Consents/Approvals

EXHIBIT A

ESCROW AGREEMENT

This is an Escrow Agreement (this “Agreement”) dated as of August 5, 2011 (the “Closing Date”), by and among (i) Evolve Capital, Ltd. (the “Seller Representative”), (ii) Fifth Third Bank, Inc., an Ohio banking corporation (the “Escrow Agent”), and (iii) National Health Industries, Inc. (“Buyer”).

Recitals

The Parties have agreed to deposit in escrow certain funds and wish such deposit to be subject to the terms and conditions set forth herein.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.    Appointment.  The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.     Fund.   Buyer agrees to deposit with the Escrow Agent the sum of $3,500,000 (the “Escrow Deposit”).  The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (the “Fund”) as directed in paragraph 3.  This Agreement is executed and delivered pursuant to the Securities Purchase Agreement dated as of August 2, 2011, among Almost Family, Inc., National Health Industries, Inc., Cambridge Home Health Care Holdings, Inc., the Equityholders of Cambridge Home Health Care Holdings, Inc. and the Seller Representative (the “Purchase Agreement”).  Terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Purchase Agreement.

3.     Investment of Fund.

a.     During the term of this Escrow Agreement, the Fund shall be invested in an FDIC insured bank deposit vehicle or a successor or similar investment offered by the Escrow Agent, unless otherwise instructed in writing by the Parties and as shall be acceptable to the Escrow Agent.  Written investment instructions by the Parties, if any, shall specify the type and identity of the investments to be purchased and/or sold.  The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.  The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging an agency fee in connection with each transaction.  The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Escrow Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Fund.  The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement.

b.     Receipt, investment and reinvestment of the Escrow Deposit shall be confirmed by Escrow Agent as soon as practicable by account statement delivered to all Parties, and any discrepancies in any such account statement shall be noted by Parties to Escrow Agent within 30 calendar days after receipt thereof.  Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said 30 day period shall conclusively be deemed confirmation of such account statement in its entirety.

4.     Disposition and Termination.

a.     From time to time on or before the date 36 months after the date of this Agreement, Buyer may give notice (a “Notice”) to Seller Representative and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a “Claim”) it may have under Article 12 of the Purchase Agreement; subject to the provisions of paragraph 12.5 of the Purchase Agreement, Buyer may make more than one claim with respect to any underlying state of facts.  If Seller Representative gives notice to Buyer and Escrow Agent disputing any Claim (a “Counter Notice”) within 30 days following receipt by Escrow Agent and Seller Representative of the Notice regarding such Claim, such Claim shall be resolved as provided in paragraph 4b below.  If no Counter Notice is received by Escrow Agent by 5:00 p.m. EST, within such 30 day period, then the dollar amount of damages claimed by Buyer as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement and the Purchase Agreement and, at the end of such 30 day period, Escrow Agent shall pay to Buyer the dollar amount claimed in the Notice from (and only to the extent of) the Fund.  Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Purchase Agreement.

b.     If a Counter Notice is given with respect to a claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Buyer and Seller Representative or (ii) a final non-appealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable and issued by a court of competent jurisdiction. Escrow Agent shall act on such court order and legal opinion without further question.

c.     Within two days of the receipt of joint instructions received by Escrow Agent or after the date that is 12 months after the date of this Agreement, Escrow Agent shall release and distribute to Seller Representative an amount equal to $1,000,000 (plus interest accruing on this amount) minus (A) the aggregate amount of Fund distributed by Escrow Agent through such date pursuant to paragraph 4(a) or paragraph 4(b), and (B) the accrued and unpaid amount of any indemnification obligation Buyer is attempting to collect pursuant to paragraph 2.3(c)(iii)(C) of the Purchase Agreement as stated in a written notice by Buyer to Escrow Agent and Seller Representative; provided, that if any Claims are then pending, an amount equal to the aggregate dollar amount of such Claims (as shown in the Notices of such Claims) shall be retained by Escrow Agent in the Fund, to be disbursed by Escrow Agent in accordance with (i) paragraph 4a, (ii) paragraph 4d, (iii) joint written instructions of Buyer and Seller Representative or (iv) a final non-appealable order of a court of competent jurisdiction as contemplated by paragraph 4b above.  Such joint written instructions shall provide a calculation of the amount required to be released by Escrow Agent and the Escrow Agent shall be permitted to conclusively rely on such calculation without any obligation to verify such calculation.

d.     Within two days of the receipt of joint instructions received by Escrow Agent or after the date that is 36 months after the date of this Agreement, Escrow Agent shall release and distribute to Seller Representative the then balance of the Fund; provided, that (A) if any Claims are then pending, an amount equal to the aggregate dollar amount of such Claims (as shown in the Notices of such Claims) shall be retained by Escrow Agent in the Fund, and Escrow Agent shall pay and distribute such retained amount only in accordance with joint written instructions of Buyer and Seller Representative or a final non-appealable order of a court of competent jurisdiction as contemplated by paragraph 4b above, and (B) if Buyer is attempting to collect any indemnification obligation pursuant to paragraph 2.3(c)(ii)(C) of the Purchase Agreement, as stated in a written notice to Escrow Agent, Escrow Agent shall withhold such amount from distribution and shall distribute such retained amount only in accordance with joint written instructions of Buyer and Seller Representative or a final non-appealable order of a court of competent jurisdiction,

e.     Upon delivery of the Fund to Buyer or to Seller Representative in its entirety by the Escrow Agent, this Escrow Agreement shall terminate, subject to the provisions of paragraphs 7 and 8 below.

5.     Escrow Agent.

a.     The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Purchase

Agreement (the “Underlying Agreement”), nor shall the Escrow Agent be required to determine if any person or entity has complied with any such  agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Escrow Agreement.  In the event of any conflict relating to the rights and duties of Escrow Agent between the terms and provisions of this Escrow Agreement and those of the Purchase Agreement, or any other agreement among the Parties, the terms and conditions of this Escrow Agreement shall control.  The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind.  The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.  The Escrow Agent shall have no duty or obligation to make any calculations of any kind hereunder.

b.     The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party.  The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys, and shall be liable only for its gross negligence or willful misconduct (as finally adjudicated in a court of competent jurisdiction), including in the selection of any such agent or attorney.  The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it.  The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons.  In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction.  The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.  Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.              Succession.

a.               The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving 10 days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of 10 days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.  Escrow Agent’s sole responsibility after such 10 day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of paragraphs 7 and 8 hereunder.  The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement.

b.              Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

7.               Compensation and Reimbursement.  The Parties agree jointly and severally to (a) pay the Escrow Agent upon execution of this Escrow Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing by the Parties shall be as described in Schedule 2 attached hereto, and (b) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the preparation, negotiation, execution, performance, delivery, modification and termination of this Escrow Agreement. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Fund for the payment of any claim for compensation, expenses and amounts due hereunder.  In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Fund for its own account any amounts due to the Escrow Agent under this paragraph 7.  In such event Buyer shall immediately reimburse Seller Representative for its share (one-half) of such amounts.  The obligations contained in this paragraph 7 shall survive the termination of this Escrow Agreement and the resignation, replacement or removal of the Escrow Agent.

8.               Indemnity.  The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, attorneys, accountants, experts, agents and employees (the “indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of in house or outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Escrow Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Escrow Agreement, or as may arise by reason of any act, omission or error of the indemnitee, except in the case of any indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (b) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof.  As among the Parties, it is agreed that any such indemnification obligation shall be shared 50% by Buyer on the one hand, and 50% by Seller Representative, on the other hand.  The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Escrow Agreement.  The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Fund for the payment of any claim for indemnification, expenses and amounts due hereunder.  In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Fund for its own account or for the account of an indemnitee any amounts due to the Escrow Agent or to an indemnitee under this paragraph 8.  In such event Buyer shall immediately reimburse Seller Representative for its share (one-half) of such amounts.  The obligations contained in this paragraph 8 shall survive the termination of this Escrow Agreement and the resignation, replacement or removal of the Escrow Agent.

9.               Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

Tax Matters.

a.               The Parties have provided the Escrow Agent with their respective fully executed U.S. Internal Revenue Service (“IRS”) Forms W-8, or W-9 and/or other required documentation.  Each The Parties each represent that its correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered forms or in the Substitute IRS Form W-9 set forth as exhibits to this Agreement.

b.              The Parties agree to treat Seller Representative as the owner of the Fund for U.S. federal income tax purposes.  The transaction memorialized in the Purchase Agreement is not intended to constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority and no portion of the Fund upon release to Seller Representative is intended to represent any additional portion of the purchase price for shares of stock under the Purchase Agreement.  Seller Representative represents that Equityholders shall elect out of the installment method with respect to the Escrow Deposit.

c.               In addition, all interest or other income earned under the Escrow Agreement shall be allocated to Seller Representative and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow by Seller Representative whether or not such income has been distributed during the taxable year.  The Parties further acknowledge and agree that any taxes payable from the income earned on the investment of any sums held in the Escrow Deposit shall be paid by Seller Representative.  Any other tax returns required to be filed will be prepared and filed by Seller Representative and/or Buyer with the IRS and any other taxing authority as required by law, including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”).  The Parties acknowledge and agree that Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FIRPTA reporting or withholding with respect to the Escrow Deposit or any income earned by the Escrow Deposit; provided that the Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

d.              Notwithstanding anything to the contrary set forth herein and/or in the Purchase Agreement, the parties also acknowledge and agree that Seller Representative shall be entitled to a distribution from the Fund to pay any U.S. federal and state income taxes attributable to all income earned on the Fund based on the highest marginal tax rate applicable to a corporate taxpayer doing business in New York, New York (such distribution amount, the “Tax Distribution”). Upon written request from the Escrow Agent, Buyer and Seller Representative shall jointly calculate and notify the Escrow Agent in writing of the amount of the Tax Distribution.

10.         Notices.  All communications hereunder shall be in writing and shall be deemed to be duly given and received:

a.               upon delivery, if delivered personally, or upon confirmed transmittal, if by facsimile;

b.              on the next Business Day (as hereinafter defined) if sent by overnight courier; or

c.               four Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Seller
Representative:

Evolve Capital, Ltd.
2200 Ross Avenue, Suite 4050
Dallas, Texas 75201
Attn: Jeff Baker
Tel: (214) 220-4800
Fax: (214) 220-4888
Email: jeff@evolvecapital.com

With a copy
to:	Locke Lord Bissell & Liddell LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Attn: Jack E. Jacobsen
Tel: (214) 740-8553
Fax: (214) 756-8553
Email: jjackobsen@lockelord.com

If to Buyer:

9510 Ormsby Station Road, Suite 300
Louisville, Kentucky 40223
Attn: President
Tel: (502) 899-5355
Fax: (502) 891-8067
Email: williamyarmuth@almostfamily.com

With a copy to:

Frost Brown Todd LLC
400 West Market Street, 32nd Floor
Louisville, Kentucky 40202-3363
Attn: Scott W. Dolson
Tel: (502) 589-5400
Fax: (502) 581-1087
Email: sdolson@fbtlaw.com

If to Escrow Agent:

Fifth Third Institutional Services
250 W. Main Street, Suite 100
Lexington, Kentucky 40507
Attn: Clinton Long
Tel: (859) 455-5232
Fax: (859) 455-5454
Email: clinton.long@53.com

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to paragraphs 10(a) through (c), such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.  “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11.         Security Procedures.  In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 to this Agreement (“Schedule 1”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Schedule 1.  The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent.  If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the Parties’ executive officers, (“Executive Officers”), as the case may be, which shall include the titles of General Counsel, President and/or Chief Executive Officer, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Parties to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank.  The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The Parties acknowledge that these security procedures are commercially reasonable.

12.         Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13.         Miscellaneous.  The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties.  Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in paragraph 6, without the prior consent of the Escrow Agent.  This Escrow Agreement shall be governed by and construed under the laws of the State of Delaware.  Each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. The Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. The Escrow Party shall not be liable to any Party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the Escrow Agent and the Parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.  If any provision of this Escrow Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations.  Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the Parties hereto to the fullest extent permitted by law, to the end that this Escrow Agreement shall be enforced as written.  Except as expressly provided in paragraph 8 above, nothing in this Escrow Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Escrow Agreement or any funds escrowed hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

FIFTH THIRD BANK, INC.

By:

Title:

EVOLVE CAPITAL, LTD.

By:	Evolve Capital GP, LLC

general partner

By:

Title:

NATIONAL HEALTH INDUSTRIES, INC.

By:

Title:

Exhibit B

August 5, 2011

Almost Family, Inc.

National Health Industries, Inc.

9510 Ormsby Station Road

Suite 300

Louisville, Kentucky  40223

Ladies and Gentlemen:

We have acted as counsel to Cambridge Home Health Care Holdings, Inc. (the “Company”) in connection with the sale of the Company’s stock and warrants pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) dated as of August 2, 2011, among Almost Family, Inc., National Health Industries, Inc. (the “Purchaser”), Cambridge Home Health Care Holdings, Inc., Evolve Capital, Ltd. and the Equityholders named therein.  Capitalized terms otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement.

In connection with the delivery of this opinion and as counsel to the Company, we have examined the Purchase Agreement and the Escrow Agreement (together, the “Transaction Documents”).  We have also examined the governing documents of each member of the Company Group. We have also made such examinations of laws, instruments, additional documents, certificates and corporate records as we have deemed necessary and relevant as a basis for this opinion.  In such examination we have assumed (a) the genuineness of all signatures on certificates and documents other than those signed by the members of the Company Group, (b) the accuracy, completeness and authenticity of all records and documents submitted to us as originals, and (c) the conformity to the original of all documents submitted to us as certified, conformed or photostatic copies.  We have also assumed that (i) each Equityholder that is an individual has the legal capacity to execute the Transaction Documents, (ii) each Equityholder that is an entity is validly existing and has the power and authority to perform its obligations under the Transaction Documents and has taken the action necessary to approve the Transaction Documents, (iii) Parent and the Purchaser are each validly existing and have the power and authority to perform their obligations under the Transaction Documents and (iv) each of the Transaction Documents has been duly and validly executed by Parent and the Purchaser and constitutes the valid and binding obligation of Parent and the Purchaser, enforceable against such parties in accordance with its terms.

As to certain matters of fact relevant to the opinions herein expressed, we have relied upon (a) certificates of the Company and its officers, and (b) the representations and warranties of the Company and the Equityholders in the Purchase Agreement, and we have assumed the accuracy of such representations and warranties without any independent investigation or verification on our part.  We have also assumed that all the terms and conditions of, or relating to, the transactions contemplated by the Transaction Documents are correctly and completely embodied in the Transaction Documents; and that there has not been any mutual mistake of fact, misunderstanding, fraud, duress or undue influence.  We have further assumed, with respect to matters governed by the law of a jurisdiction outside the scope of this opinion, that no legal issues not present under the law of the jurisdictions covered by this opinion are presented by applicable governing law.

We do not express any opinion herein with respect to the law of any jurisdiction other than the State of Texas, applicable federal laws of the United States of America and the Delaware General Corporation Law (the “DGCL”).  No opinion is expressed as to any matter that may be governed by the laws of another jurisdiction.  You should be aware that we are not licensed to practice law in the State of Delaware and any such opinion herein as to the laws of such state is based solely on the unofficial compilation of the DGCL and case law thereunder available to us.

Based upon the foregoing, having due regard for the legal considerations we deem relevant and subject to the other assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.               Each Company Group member is a corporation duly incorporated, validly existing, and in good standing under the laws of its state of incorporation.  Each Company Group member has the corporate power and authority to own and operate its properties, and carry on its business as currently conducted.

2.               The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary actions on the part of the Company.

3.               Each of the Transaction Documents constitutes the valid and legally binding obligations of the Company and the Equityholders, to the extent a party thereto, enforceable against the Company and the Equityholders, to the extent a party thereto, in accordance with their terms, except to the extent that (a) the enforceability of the Transaction Documents may be limited by, or subject to, bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (b) the remedies of specific performance, injunction and other forms of equitable relief are subject to certain principles of equity jurisdiction, equitable defenses and the discretion of the court before which any proceedings therefor may be brought

4.               The officers executing the Transaction Documents on behalf of the Company have been duly authorized to do so.

5.               To our knowledge, (a) there are no actions, suits, proceedings or investigations pending or threatened against or affecting the Company Group, at law, equity or before or by any federal, state or local governmental department, commission, board, agency or instrumentality, which would prevent consummation of the transactions contemplated in the Purchase Agreement, and (b) no Company Group member is subject to any continuing order, writ, injunction, ruling or decree of any federal, state or local court, or any other governmental department, commission, board, agency or instrumentality which would prevent consummation of the transactions contemplated in the Purchase Agreement.

6.                The execution and delivery of the Purchase Agreement, the consummation of the transactions contemplated thereby, and the performance and fulfillment of the obligations and the undertakings of the Company thereunder will not (with or without the giving of notice, the lapse of time or both) conflict with the Articles of Incorporation or Bylaws of the Company, or (b) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit known to us to which the Company is a party or by which the Company may be bound.

For purposes of paragraph 1 as it pertains to the Subsidiaries we have (i) relied upon certificates issued by the Ohio Secretary of State and (ii) assumed the Ohio General Corporation Law is identified to the DGCL.  For purposes of paragraph 3, we have assumed the relevant contract laws of the State of Delaware are identical to those of the State of Texas.

We render no opinion as to the reasonableness or enforceability of any noncompetition or nonsolicitation provisions contained in the Purchase Agreement.  We express no opinion regarding the enforceability of any provisions purporting to waive rights, benefits or requirements that cannot be waived under applicable law.  We express no opinion as to whether a court would grant specific performance or any other equitable remedy with respect to the Transaction Documents or any particular remedy under the Transaction Documents as opposed to any other remedy available under the Transaction Documents, at law or in equity.

This opinion is rendered as of the date hereof, and we assume no obligation to modify, update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention, or any changes in laws that may hereafter occur.

This letter is delivered on the express condition and assumption that Parent and Purchaser do not have any knowledge or any reason why any opinion expressed herein is not accurate in any material respect.  This opinion letter is limited to the subject matter herein and conclusions set forth above and no opinion is to be implied or inferred beyond the matters expressly so stated.  Our opinion, as expressed herein, is solely for your benefit.  Neither this opinion nor this opinion letter may be quoted in whole or in part or be relied upon by any other person without our prior written consent.

Sincerely,

LOCKE LORD BISSELL & LIDDELL LLP

By:
Jack E. Jacobsen